UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Time Warner Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 4, 2005

Dear Stockholder:

You are cordially invited to attend Time Warner Inc.’s 2005 annual meeting of stockholders. The meeting will be held on Friday, May 20, 2005, at 10:00 am in the Rose Theater at Time Warner Center at Columbus Circle, New York, New York. This space is the new home of Jazz at Lincoln Center. If you are planning to attend the meeting in person, please enter the Time Warner Center on Broadway at 60th Street and take the Jazz elevators to the 5th floor.

As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all the matters listed in the enclosed Notice of Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR the proposals listed as items 1 and 2 in the Notice and AGAINST the stockholder proposal listed as item 3 in the Notice.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. After reading the enclosed Notice and Proxy Statement, please submit your proxy or voting instructions by telephone, over the Internet, or by using a traditional proxy or instruction card. If you submit your proxy over the Internet, you will have the opportunity to agree to receive future stockholder documents electronically via e-mail, and we encourage you to do so. If you choose to vote this year by traditional proxy or instruction card, please sign, date and mail the card in the envelope provided.

If you are planning to attend the meeting in person, because of security procedures, you will need to register in advance to gain admission to the meeting. You can register by calling (866) 767-4690 or via the Internet at www.timewarner.com/registration2005 by Wednesday, May 18, 2005. If you are a holder of record and plan to attend the meeting, you also can register by checking the appropriate box on your proxy card. All stockholders of record on March 24, 2005 are invited to attend the meeting. No ticket is required for admission.

In addition to registering in advance, you will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the meeting. Packages and bags will be inspected, and bags may have to be checked, among other measures that may be employed to enhance the security of those attending the meeting. These procedures may require additional time, so please plan accordingly. The meeting will also be audiocast live on the Internet at www.timewarner.com/annualmeetingmaterials.

I look forward to greeting those of you who are able to attend.

Sincerely,

Richard D. Parsons

Chairman of the Board

and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY

BY TELEPHONE, INTERNET OR MAIL.

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting (the “Annual Meeting”) of Stockholders of Time Warner Inc. (the “Company”) will be held on Friday, May 20, 2005 at 10:00 am (local time). The meeting will take place at:

Rose Theater

Frederick P. Rose Hall

Time Warner Center

Columbus Circle

New York, New York

(enter on Broadway at 60th Street

and take the Jazz elevators to the 5th floor)

The purposes of the meeting are:

1.	To elect 15 directors for a term of one year, and until their successors are duly elected and qualified;

2.	To ratify the appointment of the firm of Ernst & Young LLP as independent auditors of the Company for 2005;

3.	To consider and vote upon the stockholder proposal described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

4.	To transact such other business as may properly come before the Annual Meeting.

The close of business of March 24, 2005 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company’s common stock, preferred stock and series common stock as of the record date are entitled to vote on some or all of the matters listed in this Notice of Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed pre-addressed reply envelope, or submit your proxy by telephone or the Internet. Any stockholder of record who is present at the meeting may vote in person instead of by proxy, thereby canceling any previous proxy. You may not appoint more than three persons to act as your proxy at the meeting.

Please note that, if you plan to attend the Annual Meeting in person, you will need to register in advance to be admitted. You may register in advance by telephone at 866-767-4690 or by Internet at www.timewarner.com/registration2005. The annual meeting will start promptly at 10:00 am. To avoid disruption, admission may be limited once the meeting begins.

TIME WARNER INC.

PAUL F. WASHINGTON

Secretary

April 4, 2005

TIME WARNER INC.

One Time Warner Center

New York, NY 10019-8016

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Time Warner Inc., a Delaware corporation (“Time Warner” or the “Company”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Friday, May 20, 2005, in the Rose Theater at Frederick P. Rose Hall, the new home of Jazz at Lincoln Center, in the Time Warner Center at Columbus Circle, New York, New York, commencing at 10:00 am, local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders attending the Annual Meeting in person should enter the Time Warner Center on Broadway at 60th Street and take the Jazz elevators to the 5th floor.

This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about April 6, 2005 to stockholders entitled to vote at the Annual Meeting. For information about stockholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see “Voting at the Annual Meeting,” below.

Annual Report

A copy of the Company’s Annual Report to Stockholders for the year 2004, which comes in two parts this year (Time Warner Inc. 2004 Financial Information and Time Warner Annual Review 2004), has been sent simultaneously with this Proxy Statement or has been previously provided to all stockholders entitled to vote at the Annual Meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of the nominees for election as directors; FOR ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2005; and AGAINST the stockholder proposal described in this Proxy Statement.

CORPORATE GOVERNANCE

Time Warner is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among stockholders, the Company’s Board of Directors (the “Board” or the “Board of Directors”) and management in a manner that benefits the long-term interests of the Company’s stockholders. Accordingly, the Company’s corporate governance practices are designed not just to satisfy regulatory requirements, but to provide for effective oversight and management of the Company.

For a number of years, the Board has devoted substantial attention to the subject of corporate governance. For example, over three years ago, the Nominating and Governance Committee of the Board, with the assistance of outside corporate governance advisors, began work on developing a Corporate Governance Policy. The Board first adopted this Policy in January 2002 and has refined it from time to time since then. The Corporate Governance Policy sets forth the basic “rules of the road” to guide how the Board and its committees operate.

Similarly, before they became regulatory requirements, the Board of Directors began holding regular executive sessions without management present, conducted examinations of management’s and the Board’s performance, adopted a code of conduct for employees, and enacted a set of ethics guidelines specifically for outside directors. The Board of Directors has engaged in a regular process of reviewing its corporate governance practices, including comparing its practices with those recommended by various corporate governance authorities, the expectations of the Company’s stockholders, and the practices of other leading public companies. The Company also regularly reviews its practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (“SEC”), and the rules and listing standards of the New York Stock Exchange (“NYSE”).

Information on the Company’s corporate governance is available to the public under both “Corporate Information” and “Investors” on the Company’s website at www.timewarner.com. The information on the website includes: the Company’s By-laws, its Corporate Governance Policy, the charters of the Board’s three standing committees, and the Company’s codes of conduct. These documents are also available in print by writing to the Company’s Corporate Secretary at the following address: Office of the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

The remainder of this section of the Proxy Statement summarizes the key features of Time Warner’s corporate governance practices:

Board Size

The Board of Directors has adopted a policy that its size should be in the range of 12 to 16 members. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of candidates, and (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing Time Warner’s businesses.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for a majority of members of a Board to be “independent” – a requirement that Time Warner fully supports and, indeed, is committed to exceeding – independence is just one of the important factors that the Board and its Nominating and Governance Committee take into consideration in selecting nominees for director. The Nominating and Governance Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or some other source.

Overall Composition.    As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect the appropriate combination of skills, professional experience, and diversity of backgrounds in light of the Company’s current and future business needs.

Personal Qualities.    Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 72 years of age at the time of nomination.

Commitment to Time Warner and its Stockholders.    Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Company’s stockholders.

Other Commitments.    Each director must satisfy the requirements of antitrust laws that limit service as an officer or director of a significant competitor of the Company. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board determined that directors should generally serve on no more than five other public company boards.

Additional Criteria for Incumbent Directors.    During their terms, all incumbent directors on the Company’s Board are expected to attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Company and its businesses; to participate in discussions; to comply with applicable Company policies; and to provide advice and counsel to the Company’s management.

Additional Criteria for New Directors.     As a result of its assessment of the Board’s current composition in light of the Company’s current and expected business needs, the Nominating and Governance Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Company’s business needs and environment, and may be changed before the proxy statement for the 2006 annual stockholders meeting.

•	Professional Experience. New candidates for the Board should have significant experience in areas such as the following: (i) chief executive officer of a major corporation (or a comparable position in the government or non-profit sector); (ii) chief financial officer of a major corporation (or a comparable position in the government or non-profit sector); or (iii) a high-level position and expertise in one of the following areas – consumer technology, media and communications, or international business and relations.

•	Diversity. The Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•	Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally (see below), the Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Committee believes it would also be desirable for candidates for the Board to have experience as a director of a major public corporation.

Independence.    In addition to the foregoing criteria, the Board of Directors and Nominating and Governance Committee have established a policy that a majority of the directors, and all new directors, must satisfy the requirements to be an “independent” member of the Board. In addition, the Board has established the goal that a substantial majority of the Board should be independent. The Board has determined that 9 of the 13 current directors (or 69% of the Board), and 11 of the 15 nominees for director (or 73% of the Board), are independent in accordance with the Company’s criteria. The Board applies the following NYSE criteria in making its independence determinations:

•	No Material Relationship. The director must not have any material relationship with the Company. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable, and familial relationships that exist, either directly or indirectly, between the director and the Company.

•

Employment.    The director must not have been an employee of the Company at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company in the prior three years.

•	Other Compensation. The director or immediate family member must not have received more than $100,000 per year in direct compensation from the Company, other than in the form of director fees, pension, or other forms of deferred compensation, during the past three years.

•	Auditor Affiliation. The director must not be a current partner or employee of the Company’s internal or external auditor and the director’s immediate family member must not be a current employee of such auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or a current partner of such auditor. In addition, the director or an immediate family member must not have been within the last three years a partner or employee of such firm who personally worked on the Company’s audit.

•	Interlocking Directorships. During the past three years, the director or immediate family member cannot have been employed as an executive officer by another entity where one of Time Warner’s current executive officers served at the same time on the compensation committee.

•	Business Transactions. The director must not be an employee of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family cannot have been an executive officer of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

•	Additional Categorical Criteria. In addition to applying the NYSE requirements summarized above, the Board has also developed the following categorical standards, which it uses to guide it in determining whether a “material relationship” exists with the Company that would affect a director’s independence:

➢	Charitable Contributions. Discretionary charitable contributions by the Company to established non-profit entities with which a director or a member of the director’s family is affiliated shall generally be deemed not to create a material relationship, unless they occurred within the last three years and (i) were inconsistent with the Company’s philanthropic practices; or (ii) were provided to an organization where the director or spouse is an executive officer or director and the Company’s contributions for the most recently completed fiscal year represent more than (a) the greater of $100,000 or 10% of that organization’s annual gross revenues for organizations with gross revenues up to $10 million per year or (b) the greater of $1 million or 2% of that organization’s annual gross revenues for organizations with gross revenues of more than $10 million per year; or (iii) the aggregate amount of the Company’s contributions to the organizations where a director or spouse is an executive officer or director is more than the greater of $1 million or 2% of all such organizations’ annual gross revenues.

➢

Employment and Benefits.    The employment by the Company of a member of a director’s family shall generally be deemed not to create a material relationship, unless such employment (i) is of the type set forth above under “Employment” and “Other Compensation” or (ii) involves employment at a salary of more than $50,000 per year of a director’s current spouse, domestic partner, or child. Further, vested and non-forfeitable equity-based benefits and retirement benefits provided to directors or their family members under qualified plans as a result of prior employment shall generally be deemed not to create a material relationship.

➢	Other Transactions. Transactions between the Company and another entity with which a director or a member of a director’s family is affiliated shall generally be deemed not to create a material relationship unless (i) they are of the type set forth above under “Business Transactions;” (ii) they occurred within the last three years and were inconsistent with other transactions in which the Company has engaged with third parties; (iii) they occurred within the last three years and the director is an employee or substantial owner of the other entity and such transactions represent more than 5% of the Company’s annual consolidated gross revenues; or (iv) they occurred within the last three years and the director’s immediate family member serves as an executive officer of the other entity and such transactions represented more than 5% of the Company’s annual consolidated gross revenues.

➢

Interlocking Directorships.    Service by an employee of the Company or one of its consolidated subsidiaries as a director of an entity where a director, or a director’s immediate family member, serves as an executive officer shall generally be deemed not to create a material relationship unless the Company employee (i) is an executive officer of the Company; (ii) reports directly to the Board; or (iii) has annual compensation that is approved by the Board’s Compensation and Human Development Committee.

•	Independent Judgment. Finally, in addition to the foregoing independence criteria, which relate to a director’s relationship with the Company, the Board also requires that independent directors be free of any other affiliation – whether with the Company or another entity – that would interfere with the exercise of independent judgment.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating and Governance Committee.    The Nominating and Governance Committee may identify and propose an individual for election to the Board. This involves the following steps:

•	Assessment of Needs. As described above, the Nominating and Governance Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

•	Identifying New Candidates. In light of such assessments, the Committee may seek to identify new candidates for the Board (i) who possess the specific qualifications established by the Committee and (ii) who satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts.

•	Reviewing New Candidates. The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Committee and the more general criteria established by the By-laws and Corporate Governance Policy. The Committee may also select certain candidates to be interviewed by one or more Committee members.

•	Reviewing Incumbent Candidates. On an annual basis, the Committee also reviews incumbent candidates for renomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

•	Recommending Candidates. The Nominating and Governance Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the By-laws, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Committee.    Stockholders may also submit names of director candidates, including their own, to the Nominating and Governance Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating and Governance Committee is set forth below at “Procedures for Submitting Stockholder Proposals – Procedures for Submitting Director Recommendations and Nominations.”

Stockholder Nominations Submitted to Stockholders.    Stockholders may choose to submit nominations directly to the Company’s stockholders. The Company’s By-laws set forth the process that stockholders may use if they choose this approach, which is described below at “Procedures for Submitting Stockholder Proposals – Procedures for Submitting Director Recommendations and Nominations.”

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Company’s strategy and approves a business plan and budget for the Company. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors.

Board Meetings and Executive Sessions

The Board of Directors not only holds regular quarterly meetings, but also holds at least three special-purpose meetings each year to review the Company’s strategy, to approve its annual business plan and annual budget, and to act on the Company’s annual proxy statement and financial filings with the SEC. The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. Additionally, the Independent Directors (as defined below) meet together without any other directors or management present at least twice a year. Any director may request additional such sessions.

These executive sessions are led by the Chair of the committee that is responsible for the subject matter at issue (e.g., the Audit and Finance Committee Chair would lead a discussion of audit-related matters). When it is not clear which committee has specific responsibility for the subject matter, the Chair of the Nominating and Governance Committee presides. By a majority vote, the Board, non-employee directors, or independent directors may retain their own counsel or other advisors.

Committees of the Board

The Board has three standing committees: the Audit and Finance Committee, the Compensation and Human Development Committee and the Nominating and Governance Committee.

Each committee is composed entirely of Independent Directors (as defined below). The Chair of each committee is elected by the Board and rotated periodically. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each standing committee are available on the Company’s website, but a brief summary of the committees’ responsibilities follows:

Audit and Finance Committee.    The Audit and Finance Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Company’s (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, (v) financial and capital structure and strategy, as well as (vi) the Company’s compliance program, internal controls, and risk management.

Nominating and Governance Committee.    The Nominating and Governance Committee is responsible for assisting the Board in relation to (i) corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) CEO performance evaluations and succession planning, (v) Board performance evaluations, (vi) director compensation, (vii) regulatory matters relating to corporate governance, and (viii) stockholder proposals and communications.

Compensation and Human Development Committee.    The Compensation and Human Development Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, the Company’s senior executives, (ii) overseeing the Company’s disclosure regarding executive compensation, (iii) reviewing the Company’s overall compensation structure and benefit plans, (iv) reviewing officer appointments, and (v) overseeing the Company’s human development programs designed to attract, retain, develop, and motivate the Company’s employees.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Company’s operations. As part of this orientation, new directors have opportunities to meet with members of the Company’s senior management. The Company is also committed to the ongoing education of its directors. From time to time, the Company’s executives and the heads of its business groups make presentations to the Board regarding their respective areas. Moreover, the Company reimburses directors for reasonable expenses relating to ongoing director education.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors. At least every two years (completed most recently in January 2005), the Nominating and Governance Committee reviews the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval. It is the Company’s policy that the majority of non-

employee directors’ compensation should be equity-based. (For details on the compensation currently provided to non-employee directors, please see “Compensation – Director Compensation.”)

It is also the Board’s policy that non-employee directors are encouraged to own an amount of the Company’s stock that is significant in light of each director’s individual means. Further, non-employee directors are expected to own at least 5,000 shares of the Company’s stock within three years of joining the Board. Additionally, in January 2003, the Board of Directors adopted a policy requiring non-employee directors to retain for a period of at least one year shares of Company common stock representing at least 75% of the estimated after-tax gain realized upon the exercise of stock options, after paying the exercise price, or the vesting of restricted stock. (For purposes of this calculation, the tax rate is deemed to be 50%.)

The Company also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company, and the Company has procedures in place to assist directors in complying with these laws.

Codes of Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has adopted the following three codes of conduct, which are posted on the Company’s website at www.timewarner.com.

Standards of Business Conduct.    The Company’s Standards of Business Conduct apply to the Company’s employees, including any employee directors. The Standards of Business Conduct establish policies pertaining to employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Code of Ethics for Senior Executives and Senior Financial Officers.    The Company’s Code of Ethics for Senior Executives and Senior Financial Officers applies to certain executive officers of the Company, including the Company’s Chief Executive Officer, Group Chairmen, Chief Financial Officer and Controller, and serves as a supplement to the Standards of Business Conduct. Among other things, the code mandates that the designated officers engage in honest and ethical conduct, avoid conflicts of interest and disclose any relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the code. Additionally, the code requires that these individuals promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the code applies are held accountable for their adherence to it. Failure to observe the terms of this code or the Standards of Business Conduct can result in disciplinary action (including termination of employment).

Guidelines for Non-Employee Directors.     The Guidelines for Non-Employee Directors assist the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ duties of care and loyalty, the guidelines set forth specific policies addressing, among other things, securities trading and reporting obligations, gifts, the Foreign Corrupt Practices Act, political contributions and antitrust laws.

Communication with the Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. This process is described below at “Communicating with the Board of Directors.”

DIRECTORS

Term

The Company’s directors are elected annually. The nominees for director at the Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Policy, in selecting its slate of nominees for election to the Board, the Nominating and Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company and, with respect to incumbent directors, past performance on the Board. See “Governance – Criteria for Membership on the Board.” Each of the nominees is currently a director of the Company, except for Ms. Einhorn and Ms. Wright, who are being nominated for the first time. The By-laws require a majority of the Board to be independent, but the Board’s objective is that a sub-

stantial majority of its members be independent. The Board of Directors has determined that 11 of the 15 director nominees (73%) have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the New York Stock Exchange and the Company’s more rigorous independence standards (such directors, the “Independent Directors,” and all other directors, the “Affiliated Directors”). In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation and commitment that is mandated by the Board. The biographical information below identifies the Independent Directors and Affiliated Directors.

Set forth below are the principal occupation and certain other information, as of March 31, 2005, for the 15 nominees, each of whom currently serves as a director, except for Ms. Einhorn and Ms. Wright. Almost all of the current directors previously served as a director of either America Online, Inc. (“America Online”) or the company then known as Time Warner Inc. (“Historic TW”) prior to their merger (the “AOL-TW Merger”) on January 11, 2001 (the “Merger Date”). This prior service is included in the information set forth below.

Nominees for Election at the Annual Meeting

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
James L. Barksdale 2001	62

President and Chief Executive Officer,

Barksdale Management Corporation

•         President and Chief Executive Officer, Barksdale

           Management Corporation, a philanthropic

           investment company – April 1999 to present.

•         General Partner, Barksdale Group, LLC, a ven-

           ture capital firm that Mr. Barksdale co-

           founded – April 1999 to present.

•         President and Chief Executive Officer, Netscape

           Communications Corporation, a provider of soft-

           ware, services and website resources using the

           Internet – January 1995 to March 1999 (when it

           was acquired by America Online).

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years

•         Predecessor Directorship: Director of America

           Online – March 1999 to the Merger Date.

•         Other Current Directorships: FedEx Corporation

           and Sun Microsystems, Inc.

•         Special Advisor to General Atlantic Partners, a

           private equity firm.

•         Independent Director.

Stephen F. Bollenbach 2001	62

Co-Chairman and Chief Executive Officer,

Hilton Hotels Corporation

•         Co-Chairman and Chief Executive Officer, Hilton

           Hotels Corporation – May 2004 to present.

•         President and Chief Executive Officer, Hilton

           Hotels Corporation – May 1996 to May 2004.

•         Senior Executive Vice President and Chief

           Financial Officer, The Walt Disney Company, an

           entertainment company – April 1995 to February

           1996.

•         Predecessor Directorship: Director of Historic

           TW – 1997 to the Merger Date.

•         Other Current Directorships: Caesars Entertain-

           ment, Inc. (Chairman), Catellus Development

           Corporation, Hilton Group plc and Hilton Hotels

           Corporation. Mr. Bollenbach has advised the

           Company that prior to its annual stockholders

           meeting in 2006, he will reduce his board

           memberships to two in addition to his member-

           ship on the board of Hilton Hotels Corporation

           (and Hilton Group plc, which is part of his

           ex officio responsibilities to Hilton Hotels

           Corporation).

•         Independent Director.

Stephen M. Case 2001	46

Chairman and Chief Executive Officer,

Revolution LLC

•         Chairman and Chief Executive Officer, Revolu-

           tion LLC, an investment company – April 2005 to

           present.

•         Chairman, Exclusive Resorts LLC, a member-

           ship–based luxury real estate company –

           November 2004 to present.

•         Chairman of the Board of the Company – Merger

           Date to May 2003.

•         Chairman of the Board and Chief Executive Offi-

           cer, America Online – 1995 to the Merger Date.

•         Chief Executive Officer, America Online – April

           1993 to 1995.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
		• Other executive positions at America Online – 1985 to 1993. • Predecessor Directorship: Director of America Online – September 1992 to the Merger Date. • Affiliated Director.

Frank J. Caufield 2001	65

Co-Founder,

Kleiner Perkins Caufield & Byers

•         General Partner, Kleiner Perkins Caufield & Byers,

           a venture capital partnership – 1978 to 2000.

•         Predecessor Directorship: Director of America

           Online – 1991 to the Merger Date.

•         Other Current Directorships: JER Investors Trust Inc.

•         Independent Director.

Robert C. Clark 2004	61

Distinguished Service Professor,

Harvard University

•         Distinguished Service Professor, Harvard Uni-

          versity – July 2003 to present.

•         Dean and Royall Professor of Law, Harvard Law

           School – July 1989 to July 2003.

•         Other Current Directorships: Collins & Aikman

           Corporation and Omnicom Group, Inc.; Trustee of

           Teachers Insurance Annuity Association.

•         Independent Director.

Jessica P. Einhorn	57

Dean,

Paul H. Nitze School of Advanced International Studies of Johns Hopkins University

•         Dean, Paul H. Nitze School of Advanced Interna-

           tional Studies, Johns Hopkins University – June

           2002 to present.

•         Consultant, Clark & Weinstock, a strategic com-

           munications and public affairs consulting com-

           pany – September 2000 to May 2002.

•         Various executive positions, most recently,

           Managing Director for Finance and Resource

           Mobilization, The World Bank, an international

           economic development organization, 1980 to 1999.

•         Other Directorships: Pitney Bowes Inc. (through

           March 31, 2005)

•         Independent Director.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Miles R. Gilburne 2001	53

Managing Member,

ZG Ventures, L.L.C.

•         Managing member, ZG Ventures, a venture capi-

           tal and investment company – 2000 to present.

•         Senior Vice President, Corporate Development,

           America Online – February 1995 to December 1999.

•         Predecessor Directorship: Director of America

           Online – October 1999 to the Merger Date.

•         Other Current Directorships: Pharmacyclics, Inc.

           and SRA International, Inc.

•         Independent Director.

Carla A. Hills 2001	71

Chairman and Chief Executive Officer,

Hills & Company, International Consultants, and Former United States Trade Representative

•         Chairman and Chief Executive Officer, Hills &

           Company, International Consultants, an interna-

           tional trade and investment consulting firm –

           January 1993 to present.

•         United States Trade Representative – February

           1989 to January 1993.

•         Predecessor Directorship: Director of Historic

           TW – 1993 to the Merger Date.

•         Other Current Directorships: American Interna-

           tional Group, Inc., ChevronTexaco Corporation

           and Lucent Technologies Inc.

•         Independent Director.

Reuben Mark 2001	66

Chairman and Chief Executive Officer,

Colgate-Palmolive Company

•         Chairman and Chief Executive Officer, Colgate-

           Palmolive Company, a consumer products com-

           pany – May 1986 to present.

•         Chief Executive Officer, Colgate-Palmolive

           Company – May 1984 to May 1986.

•         Predecessor Directorship: Director of Historic

           TW – 1993 to the Merger Date.

•         Other Current Directorships: Cabela’s Incorporated, Colgate-Palmolive Company and

           Pearson plc. Mr. Mark has advised the Company

           that prior to its annual stockholders meeting in

           2006, he will reduce his board memberships to

           two in addition to his membership on the board of

           Colgate-Palmolive Company.

•         Independent Director.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Michael A. Miles 2001	65

Former Chairman of the Board and Chief
Executive Officer,

Philip Morris Companies Inc.

•         Special Limited Partner, Forstmann Little &

           Company – February 1995 to present.

•         Chairman of the Board and Chief Executive

           Officer, Philip Morris Companies Inc. (now

           named Altria Group, Inc.), a consumer products

           company – September 1991 to July 1994.

•         Predecessor Directorship: Director of Historic

           TW – 1995 to the Merger Date.

•         Other Current Directorships: AMR Corporation,

           Citadel Broadcasting Corporation, Dell Inc., Morgan

           Stanley & Co. and Sears Holdings Corporation.

•         Independent Director.

Kenneth J. Novack 2001	63

Former Vice Chairman of the Company

•         Senior Counsel, Mintz, Levin, Cohn, Ferris,

           Glovsky and Popeo, PC, a Boston-based law

           firm – January 2004 to present.

•         Vice Chairman of the Company – Merger Date

           through December 2003.

•         Vice Chairman, America Online – May 1998 to

           the Merger Date.

•         Of Counsel, Mintz, Levin, Cohn, Ferris, Glovsky

           and Popeo, PC – August 1998 through March 2001.

•         Attorney, Mintz, Levin, Cohn, Ferris, Glovsky and

           Popeo, PC – 1966 to 1998, served on its executive

           committee from 1970 to August 1998 retirement.

•         Predecessor Directorship: Director of America

           Online – January 2000 to the Merger Date.

•         Affiliated Director.

Richard D. Parsons 2001	56

Chairman of the Board and Chief Executive Officer of the Company

•         Chairman of the Board and Chief Executive

           Officer of the Company – May 2003 to present.

•         Chief Executive Officer of the Company – May

           2002 to May 2003.

•         Co-Chief Operating Officer of the Company –

           Merger Date to May 2002.

•         President, Historic TW – February 1995 to the

           Merger Date.

•         Chairman and Chief Executive Officer, The Dime

           Savings Bank of New York, FSB – January 1991

           to February 1995.

•         Predecessor Directorship: Director of Historic

           TW – 1991 to the Merger Date.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
		• Other Current Directorships: Citigroup Inc. and Estee Lauder Companies, Inc. • Affiliated Director.

R. E. Turner 2001	66

Founder,

Turner Broadcasting System, Inc.

•         Vice Chairman of the Company – Merger Date to

           May 2003.

•         Vice Chairman, Historic TW – consummation of

           Historic TW’s merger with Turner Broadcasting

           System, Inc. (“TBS”) in October 1996 to the

           Merger Date.

•         Chairman of the Board and President, TBS –

           1970 to 1996.

•         Predecessor Directorship: Director of Historic

           TW – October 1996 to the Merger Date.

•         Affiliated Director.

Francis T. Vincent, Jr 2001	66

Chairman,

Vincent Enterprises

•         Private investor at Vincent Enterprises – January

           1995 to present.

•         Commissioner of Major League Baseball –

           September 1989 to September 1992.

•         Predecessor Directorship: Director of Historic

           TW – 1993 to the Merger Date.

•         Independent Director.

Deborah C. Wright	47

Chairman of the Board, President and Chief
Executive Officer,

Carver Bancorp, Inc. and Carver Federal Savings Bank

•         Chairman, President and Chief Executive Officer

           of Carver Bancorp, Inc. and Carver Federal

           Savings Bank – February 2005 to present.

•         President and Chief Executive Officer of Carver

           Bancorp, Inc. and Carver Federal Savings

           Bank – June 1999 to February 2005.

•         President and Chief Executive Officer of the

           Upper Manhattan Empowerment Zone

           Development Corporation, a redevelopment

           fund – 1996 to 1999.

•         Other Current Directorships: Carver Bancorp, Inc.

           and Kraft Foods Inc.

•         Independent Director.

Attendance

During 2004, the Board of Directors met 10 times. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member. In addition, the directors are encouraged and expected to attend the annual meetings of the Company’s stockholders. All of the then-serving directors attended the 2004 Annual Meeting.

Committee Membership

The Company’s By-laws currently establish three principal standing committees of the Board. The Board of Directors and the members of each of the committees meet regularly in executive session without management. The current members of the Board’s principal committees are as follows:

Compensation and Human Development Committee.    The members of the Compensation and Human Development Committee are Messrs. Caufield, Mark, Miles (Chair) and Vincent, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The authority and responsibility of the Compensation and Human Development Committee, which met seven times during 2004, are described above (see “Corporate Governance – Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarner.com.

Nominating and Governance Committee. The members of the Nominating and Governance Committee are Messrs. Caufield and Clark, Ambassador Hills (Chair) and Mr. Vincent, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The authority and responsibility of the Nominating and Governance Committee, which met six times during 2004, are described above (see “Corporate Governance – Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarner.com.

Audit and Finance Committee.    The members of the Audit and Finance Committee are Messrs. Bollenbach (Chair), Clark and Vincent, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The Board has determined that each of the members of the Committee is financially literate in accordance with the NYSE listing standards. In addition, the Board has determined that Mr. Bollenbach is an “audit committee financial expert” as defined under SEC rules. The authority and responsibility of the Audit and Finance Committee, which met eleven times during 2004, are described above (see “Corporate Governance – Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarner.com and was attached to the Company’s proxy statement in 2004.

In addition, in 2003, the Board of Directors established a Demand Committee to address a formal investigative demand made on behalf of two stockholders in connection with a potential stockholder derivative lawsuit. The members of the Demand Committee are Messrs. Mark and Miles (Chair) and Ambassador Hills, each of whom is an Independent Director.

SECURITY OWNERSHIP

Security Ownership of the Board of Directors

and Executive Officers

The following table sets forth as of January 31, 2005 for each current director, each nominee for election as a director, each of the persons named in the Summary Compensation Table below and for all current directors and executive officers as a group, information concerning the beneficial ownership of the Company’s common stock, par value $.01 per share (“Common Stock”).

	Common Stock Beneficially Owned(1)
Name	Number of Shares	Option Shares(2)	Percent of Class
James L. Barksdale(3)	258,727	74,000	*
Jeffrey L. Bewkes(10)	919,368	4,807,250	*
Stephen F. Bollenbach	14,224	92,000	*
Paul T. Cappuccio(10)	96,470	2,620,000	*
Stephen M. Case(4)(10)	16,214,972	17,227,000	*
Frank J. Caufield	322,507	1,274,000	*
Robert C. Clark	7,388	2,000	*
Jessica P. Einhorn	—	—	*
Miles R. Gilburne	452,236	1,994,000	*
Carla A. Hills	25,576	96,500	*
Don Logan(5)(10)	599,196	4,771,254	*
Reuben Mark	1,047,776	96,500	*
Michael A. Miles	53,317	96,500	*
Kenneth J. Novack(6)	34,329	6,548,423	*
Wayne H. Pace(10)	163,045	1,129,963	*
Richard D. Parsons(7)(10)	638,742	6,725,000	*
R. E. Turner(8)	35,339,723	8,902,000	*
Francis T. Vincent, Jr.(9)	79,427	87,500	*
Deborah C. Wright	1,000	—	*
All current directors and executive officers (20 persons) as a group(2)-(10)	56,414,891	58,071,995	2.52%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Common Stock on January 31, 2005.

(1)

Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of January 31, 2005, the only equity securities of the Company beneficially owned by the named persons or group were shares of Common Stock and options to purchase Common Stock. In addition, under the Company’s deferred compensation programs, described below, a participant can elect to have the value of the deferred amounts ultimately paid out determined based on an assumed investment in the Company’s Common Stock. As described below, the participants do not have any right to vote or receive Common Stock in connection with these assumed investments, and are ultimately paid in cash, but the assumed investments of the deferred amounts do represent an economic interest in Common Stock. The following share equivalents, or “phantom units,” have been credited to the following individuals under the deferred compensation programs: Mr. Bewkes, 55,159 share equivalents; Mr. Bollenbach, 6,600 share equivalents; Mr. Gilburne, 6,600 share equivalents; Mr. Mark, 3,025 share equivalents; Mr. Miles, 3,025 share equivalents; and Mr. Parsons, 101,476 share equivalents. These share equivalents are not included in the table above.

(2)	Reflects shares of Common Stock subject to options to purchase Common Stock issued by the Company which, on January 31, 2005, were unexercised but were exercisable on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.” Includes 36,990 stock options for Mr. Caufield and excludes 135,577 stock options for Mr. Novack that have been transferred to grantor retained annuity trusts for the benefit of members of their respective families.

(3)	Includes 1,200 shares of Common Stock held by a limited partnership of which Mr. Barksdale is the sole general partner and 6,450 shares of Common Stock held by a trust of which Mr. Barksdale is the sole trustee and beneficiary.

(4)	Includes 243,752 shares of Common Stock held by Mr. Case’s wife and 842,550 shares of Common Stock held by the Stephen M. Case Foundation. Mr. Case and his wife are the sole directors of this Foundation but do not exercise day-to-day investment authority. Mr. Case disclaims beneficial ownership of shares held by his wife and the Stephen M. Case Foundation.

(5)	Includes 144,996 shares of Common Stock held by the Logan Family Limited Partnership for which Mr. Logan is the general partner and adult members of his immediate family are limited partners.

(6)	Includes 375 shares of Common Stock held by an irrevocable trust for the benefit of Mr. Novack’s children, one of whom is a minor, and 525 shares of Common Stock held by the Novack Family Foundation of which Mr. Novack and his wife are two of nine trustees. Mr. Novack disclaims beneficial ownership of shares held by the trust and the Novack Family Foundation.

(7)	Includes 200 shares of Common Stock held by Mr. Parsons’ wife and 2,000 shares of Common Stock held by The Parsons Family Foundation, Inc. of which Mr. Parsons is one of five directors. Mr. Parsons disclaims beneficial ownership of shares held by his wife and The Parsons Family Foundation, Inc.

(8)	Includes (a) 2,481,364 shares of Common Stock held by a trust over which Mr. Turner has sole voting and dispositive control, (b) 31,096,303 shares of Common Stock held by a limited partnership over which Mr. Turner has sole voting and dispositive control and (c) 50,000 shares of Common Stock held by the Turner Foundation, Inc., of which Mr. Turner is one of seven trustees. Mr. Turner disclaims beneficial ownership of shares held by the Turner Foundation, Inc.

(9)	Includes 1,650 shares of Common Stock held by Mr. Vincent’s wife. Mr. Vincent disclaims beneficial ownership of shares held by his wife.

(10)	Includes (a) an aggregate of approximately 193,161 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of current directors and executive officers of the Company (including 94,368 shares for Mr. Bewkes, 691 shares for Mr. Cappuccio, 564 shares for Mr. Case, 84,065 shares for Mr. Logan, 745 shares for Mr. Pace and 1,253 shares for Mr. Parsons), (b) an aggregate of 245,602 shares of Common Stock beneficially owned by certain relatives of such persons and (c) an aggregate of 36,990 stock options that have been transferred to entities for the benefit of relatives of such persons.

Security Ownership of Certain Beneficial Owners

Set forth below is the name, address, stock ownership and voting power of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock, Series A Mandatorily Convertible Preferred Stock, par

value $.10 per share (“Preferred Stock”), or Series LMCN-V Common Stock, par value $.01 per share (“Series LMCN-V Stock”), and, unless otherwise indicated, is based on information provided to the Company as of January 31, 2005 by the beneficial owner.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	Percent of Class	Percent of Voting Power
Common Stock
Capital Research and Management Company(1)	332,276,480	7.4%	7.2%
333 South Hope Street
Los Angeles, CA 90071

Series LMCN-V Stock
Liberty Media Corporation(2)	171,185,826	100.0	*
12300 Liberty Boulevard
Englewood, CO 80112

Preferred Stock
TWE Holdings II Trust(3)	1	100.0	2.9
801 West Street
Wilmington, DE 19801

*	Less than 1%

(1)	Beneficial ownership is as of December 31, 2004. Capital Research and Management Company, an investment adviser, has filed with the SEC Amendment No. 6 dated February 9, 2005 to its statement on Schedule 13G to the effect that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has voting power over none of these shares and (c) all of the reported shares are held for the benefit of its clients.

(2)	Consists of shares beneficially owned by Liberty Media Corporation (“Liberty”) through its direct and indirect subsidiaries. Under certain circumstances, each share of Series LMCN-V Stock is convertible by Liberty into one share of Common Stock; such circumstances are not currently present. Each share of Series LMCN-V Stock currently has 1/100 of a vote with respect to the election of directors and class voting rights on limited other matters. As of January 31, 2005, 65,470,395 shares of Series LMCN-V Stock were converted into Common Stock in connection with a stock loan arrangement entered into between Liberty and a third party. Because Liberty can cause the third party to return the loaned shares to Liberty at any time, the converted shares of Series LMCN-V Stock are still deemed beneficially owned by Liberty. Liberty has no right to vote or direct the voting of the loaned Common Stock and may not directly or indirectly influence or attempt to influence its voting.

(3)	The Preferred Stock is held by TWE Holdings II Trust (the “Trust”), a Delaware statutory trust, for the benefit of an indirect, wholly owned subsidiary of Comcast Corporation (“Comcast”); consequently, Comcast may be deemed the beneficial owner. Edith E. Holiday, as operating trustee of the Trust, has voting and dispositive control over the share of Preferred Stock, except that under certain circumstances, Comcast may direct the disposition of the share. Thus, the Trust and Comcast may be deemed to share dispositive power under Rule 13d-3 under the Exchange Act over the share of Preferred Stock held by the Trust. As of the record date for the Annual Meeting, the Preferred Stock has 134,245,006 votes and votes as a class with the Common Stock. On March 31, 2005, the Preferred Stock, by its terms converted into 83,835,883 shares of Common Stock, representing shares of Common Stock having a value equal to $1.5 billion at the time of conversion.

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

In accordance with a written charter adopted by the Company’s Board of Directors, the Audit and Finance Committee of the Company’s Board of Directors (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial statements and financial reporting processes; the Company’s compliance with legal and regulatory requirements; the Company’s response to regulatory actions involving financial, accounting, and internal control matters; the independent auditors’ qualifications and independence; the performance of the Company’s internal auditors and internal audit function; the Company’s risk management processes and policies; and implementation and maintenance of effective systems of internal and disclosure controls. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with generally accepted auditing principles and on the effectiveness of the Company’s internal control over financial reporting. In addition, the independent auditors are responsible for attesting to management’s report on the Company’s internal control over financial reporting. To assist it in fulfilling its oversight and other duties, the Committee has retained outside counsel to advise it as to matters it determines necessary to carry out its duties.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the Company’s internal control over financial reporting. The Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s financial reporting process and controls.

As reported previously, the accounting and financial disclosure practices of the Company have been the subject of investigations by the Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”). As announced on December 15, 2004, the Company and its subsidiary, America Online, have reached a definitive agreement with the DOJ that resolves the DOJ’s investigation of the Company. In addition, on March 21, 2005, the Company announced that the SEC has approved the Company’s proposed settlement, which resolves the SEC’s investigation of the Company. During the course of these investigations, the Committee exercised oversight of the Company’s responses thereto and will oversee the Company’s compliance with the terms of the settlements.

The Committee has discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets regularly with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles. In addition to its private sessions with the internal and independent auditors, the Committee also meets privately with management and with its outside counsel.

In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and also considered whether the provision of any non-audit services included below under “Fees of Accountants” is compatible with maintaining their independence.

In performing all of these functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC. The Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for 2005, and the Board concurred in its appointment.

Members of the Audit and Finance Committee

Stephen F. Bollenbach (Chair)

Robert C. Clark

Francis T. Vincent, Jr.

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit and Finance Committee has established a policy (the “Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit and Finance Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit and Finance Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent auditors and the Company; (ii) would place the independent auditors in the position of auditing its own work; (iii) would result in the independent auditors acting in the role of management or as an employee of the Company; or (iv) would place the independent auditors in a position of acting as an advocate for the Company. Additionally, the Audit and Finance Committee considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent auditors would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit and Finance Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit and Finance Committee, and the Chair must report his pre-approval decisions to the Audit and Finance Committee at its next regular meeting. The Policy is designed to ensure that there is no delegation by the Audit and Finance Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit and Finance Committee monitors compliance by management with the Policy by requiring management, pursuant to the Policy, to report to the Audit and Finance Committee on a regular basis regarding the pre-approved services rendered by the independent auditors. Management has also implemented internal procedures to ensure compliance with the Policy.

Services Provided by the Independent Auditors

The Audit and Finance Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. Accordingly, the Audit and Finance Committee has appointed Ernst & Young LLP (“E&Y”) to perform audit and other services for the Company and its subsidiaries. The Company has formal procedures in place for the pre-approval by the Audit and Finance Committee (or its Chair) of all services provided by E&Y. These pre-approval procedures are described above under “Policy Regarding Pre-Approval of Services Provided by the Independent Auditors.”

The aggregate fees billed by E&Y to the Company for the years ended December 31, 2004 and 2003 are as follows:

Fees of Accountants

	2004	2003
Audit Fees(1)	$22,157,000	$18,078,000
Audit-Related Fees(2)	3,060,000	8,925,000
Tax Fees(3)	3,264,000	4,875,000
All Other Fees(4)	2,000	21,000

Total Fees for Services Provided	$28,483,000	$31,899,000

(1)	Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements; (b) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies; (c) international statutory audits; (d) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters; (e) the audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting; and (f) audit procedures related to the restatement of prior years’ financial statements.

(2)	Audit-Related Fees were principally for services related to (a) closing balance sheet audits for asset dispositions; (b) agreed-upon procedures or expanded audit procedures to comply with financial, accounting or regulatory reporting requirements; (c) information system controls reviews; (d) audits of employee benefit plans; and (e) due diligence services pertaining to potential acquisitions.

(3)	Tax Fees were for services related to (a) tax compliance; (b) tax planning and tax advice; and (c) expatriate tax services.

(4)	All Other Fees were for limited corporate secretarial services for certain international subsidiaries, which have been assigned to other service providers. All Other Fees for 2004 would have included $5,300 for certain expatriate-related services, except that no fees were charged or paid for such services because they had not been pre-approved by the Company’s Audit and Finance Committee.

None of the services related to Audit-Related Fees, Tax Fees or All Other Fees presented above was approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

During 2004, E&Y notified the SEC, the Public Company Accounting Oversight Board and the Company’s Audit and Finance Committee that certain non-audit work it has performed internationally for a large number of public companies, including Time Warner, has raised questions regarding E&Y’s independence in its performance of audit services.

With respect to the Company, E&Y performed tax compliance services for certain subsidiaries of the Company or its employees in China, Korea, Poland, Spain, Taiwan and Thailand. In connection with these tax compliance services, E&Y’s affiliated firms would typically prepare the tax returns or other tax filings and subsequently make payment of the relevant taxes on behalf of the Company’s subsidiaries or employees. Although reimbursed by employees or the Company, the payment of the taxes involved the handling by E&Y of Company funds, which is not permitted under SEC auditor independence rules. In Hong Kong, E&Y performed certain liquidation-related services that also involved the handling of Company funds. In Japan and Thailand, E&Y performed certain payroll tax calculations in connection with the preparation of related payroll tax filings and returns. The services performed in Singapore included corporate secretarial and related services that were provided by an associated entity of E&Y. These other services also are not permitted under relevant auditor independence rules. All of the services set forth herein were discontinued at varying times between 2002 and 2004. Both the amounts of the funds handled by E&Y and the fees paid to E&Y in connection with these services were de minimis.

The Audit and Finance Committee and E&Y have discussed E&Y’s independence with respect to the Company in light of the foregoing facts. E&Y has confirmed to the Audit and Finance Committee that it is independent under applicable standards. The Audit and Finance Committee has concurred that there has been no impairment of E&Y’s independence. In making this determination, the Audit and Finance Committee considered, among other things, the de minimis amount of both the funds and fees involved, the ministerial nature of E&Y’s actions in the case of its handling of funds, and that the operations conducted at the locations involved were not material to the consolidated financial statements of the Company.

COMPENSATION

Director Compensation

Since 2003, each non-employee director has received a balanced mix of compensation, including a cash retainer, stock options and restricted stock, with a majority of this compensation equity-based. No additional compensation is paid for service as a committee chair or member or for attendance at meetings of the Board or a Board committee. Mr. Parsons, who is the only director who is also an officer of or employed by the Company or any of its subsidiaries, does not receive any additional compensation for his Board activities.

As discussed below, the Board has modified the compensation to be paid to non-employee directors effective at the Annual Meeting. Each non-employee director elected at the 2004 annual meeting of stockholders received the following compensation for 2004:

Cash Retainer.    Each non-employee director received an annual cash retainer of $50,000, unless the director elected to defer receipt of all or part of the retainer pursuant to the Company’s deferred compensation plan for non-employee directors described below.

Options.    Under the Time Warner Inc. 1999 Stock Plan (the “TW 1999 Plan”), each non-employee director (who has served for at least six months) received an annual grant of options to purchase 8,000 shares of Common Stock on the date following the annual meeting of stockholders of the Company. Pursuant to the TW 1999 Plan, each new non-employee director also received an initial grant of options to purchase 8,000 shares of Common Stock (or such higher number of options as determined by the Compensation and Human Development Committee for recruitment purposes) upon first being elected or appointed to the Board of Directors. All of such options have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years and will vest in installments of 25% over a four-year period and immediately if the director does not stand for re-election or is not re-elected, unless the Board determines otherwise.

Restricted Stock.    Since 2003, each non-employee director has also received an annual award of shares of Common Stock subject to forfeiture and transfer restrictions (“Restricted Shares”) under the Time Warner Inc. 1988 Restricted Stock and Restricted Stock Unit Plan for Non-Employee Directors (the “Directors’ Restricted Stock Plan”) with a value on the date of issuance of $72,000. This Plan was approved by the stockholders of Historic TW and was assumed by the Company in connection with the AOL-TW Merger. The restriction period will end and the Restricted Shares (including any distributions retained by the Company) will vest in equal annual installments on the first four anniversaries generally of the first day of the month in which they were granted. The Restricted Shares will vest in full upon the termination of the non-employee director’s service on the Board of Directors on account of (i) mandatory retirement; (ii) failure to be re-elected by stockholders after nomination; (iii) death or disability; (iv) the occurrence of certain transactions involving a change in control of the Company; and (v) with the approval of the Board of Directors on a case-by-case basis, under certain other designated circumstances. If a non-employee director leaves the Board of Directors for any other reason, then all his or her unvested Restricted Shares are forfeited to the Company. During the restriction period provided under the Directors’ Restricted Stock Plan, the director votes the Restricted Shares, receives and retains any regular cash dividends and exercises all other rights as a holder of Common Stock, but may not dispose of the Restricted Shares, and the Company retains custody of the stock certificates and all distributions other than any regular cash dividends. In 2004, each non-employee director received 4,388 Restricted Shares under the Directors’ Restricted Stock Plan.

Expenses.    Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial or their own transportation. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in Director education programs.

In addition, the Company provides directors with representative samples of the Company’s products, such as magazines, books and DVDs. The Company also invites directors and their spouses to attend Company-sponsored events, such as film premieres and screenings, and from time to time invites directors and their spouses to attend Company-related events, such as the Company-supported summer and winter Olympic games. The Company believes that receiving these products and attending these types of functions serve a business purpose by expanding the directors’ knowledge of the Company’s business, products, services, business partners, and other constituencies. The Company generally provides for, or reimburses expenses of, the non-employee directors’ and spouses’ travel, food and lodging for attendance at such events, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company therefore reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events.

From time to time, spouses may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from a Board, committee, or stockholder meeting. While the Company generally incurs no additional cost, this travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the estimated taxes incurred in connection with such income.

2005 Compensation.    As part of its regular biennial review of director compensation, in January 2005, the Company’s Board of Directors approved changes to the annual compensation paid to the Company’s non-employee directors. These changes take effect in connection with the Annual Meeting. The compensation is designed to comply with the guidelines set forth in the Company’s Corporate Governance Policy, which provide that non-employee director compensation should be largely equity-based and set at approximately the 75th percentile of the Company’s peer groups. Consistent with these criteria and following consultation with an outside compensation advisor, the Board approved a total annual director compensation package consisting of (i) a cash retainer of $100,000, (ii) options to purchase 8,000 shares of Common Stock, as provided in the TW 1999 Plan, and (iii) an award of restricted stock units valued at $75,000 under the Directors’ Restricted Stock Plan, representing the Company’s contingent obligation to deliver the designated number of shares of Common Stock upon completion of the vesting period. The stock options and restricted stock units will vest in the same manner as the stock options and restricted stock awarded to non-employee directors in 2004, except that the restricted stock units will also vest in full if a director retires from the Board after serving as a director for five years. To provide for greater consistency in the compensation of non-employee directors, the Board also addressed the compensation for directors who join the Board of Directors at a time other than in connection with an annual meeting of stockholders. In general, for directors who join the Board less than six months prior to the Company’s next annual meeting of stockholders, the policy will be to increase the stock option grant on a pro-rated basis and to provide a pro-rated cash retainer consistent with the compensation package described above, subject to limitations that may exist under the applicable equity plan.

Retention Guidelines.    In addition, the non-employee directors are required to retain for a period of at least one year shares of Common Stock representing at least 75% of the after-tax gain that the director realizes upon the exercise of stock options, after paying the exercise price, or the vesting of restricted stock (assuming a 50% tax rate for purposes of the calculation). The non-employee directors are subject to this stock retention guideline until one year after they leave the Board. The Board adopted this policy in furtherance of the Company’s governance policy encouraging the directors to have an equity interest in the Company.

Deferred Compensation Plan.    The Company also has a deferred compensation plan for non-employee directors. Under this plan, non-employee directors may elect each year to defer payment of 10% to 100% of their cash compensation payable during the next calendar year. During the time that the cash compensation amounts are deferred, each director can elect from the following crediting alternatives to determine the amounts that will be paid: (i) the amount deferred plus annual interest at the prime rate in effect on May 1 plus 2%, (ii) the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus dividend equivalents based on any dividends paid by the Company on the Common Stock, and (iii) an allocation of 50% of the amount deferred to each of the crediting alternatives. The crediting election can be changed by the director at any time with respect to cash compensation earned after the date of the election. Amounts deferred are payable in cash in a lump sum or in installments, based on the director’s election, as soon as practicable after a director leaves the Board.

Prior Retirement Programs.    The Company does not currently maintain a retirement plan for its non-employee directors. America Online also did not maintain a retirement plan for its non-employee directors. Directors who served as non-employee directors of Historic TW prior to the AOL-TW Merger accrued benefits under two Historic TW plans, as previously disclosed in Historic TW’s proxy statements. Under the terms of Historic TW’s directors’ retirement plan, after leaving the Board each of the following directors will receive an annual payment of $30,000 for the number of years following the director’s name, which reflects the number of years the director served as a non-employee director of Historic TW prior to May 1996, when the plan was frozen: Mr. Miles, 1.5 years; each of Ambassador Hills and Messrs. Mark and Vincent, three years; and Mr. Parsons, four years. Historic TW also had a deferred compensation plan for non-employee directors under which the directors could elect to defer all or a portion of their cash compensation. Amounts deferred under the prior deferred compensation plan are increased based on the seven-year Treasury bond rate or the hypothetical investment of the amounts deferred in shares of Common Stock and any dividends thereon, with the higher valuation of the two used to determine the amount paid upon distribution. Amounts deferred are payable generally upon the director reaching age 70 or ceasing to be a director of the Company for certain enumerated reasons. The Company currently maintains accounts under this plan on behalf of Mr. Bollenbach and Mr. Miles. In addition, as disclosed previously in the Company’s proxy statements, as a result of their past service as executive officers of the Company, each of Messrs. Case, Novack and Turner will receive, or is receiving, retirement benefits under the terms of the Company’s benefit plans.

Executive Compensation

Compensation and Human Development Committee Report on Compensation of Executive Officers of the Company

The Compensation and Human Development Committee of the Board of Directors (the “Compensation Committee”) has adopted and furnished the following report on executive compensation. First, this report discusses generally the Compensation Committee’s role in developing, reviewing and approving the compensation philosophy, structure and levels for the Company. Second, the report describes the Committee’s compensation philosophy for providing a compensation package that attracts, retains and motivates executive talent, holds them accountable for performance and aligns their interests with those of the stockholders. Next, the report describes how this philosophy is reflected in the structure and mix of the executives’ short- and long-term compensation. The Committee then explains how it determined 2004 cash and equity compensation for the Company’s Chief Executive Officer and other executive officers. The Compensation Committee’s determination was based on its evaluation of the Company’s significant financial growth and each executive’s personal results relative to pre-established goals.

As noted elsewhere in this Proxy Statement, the Company has devoted substantial attention to the subject of corporate governance, including with respect to the Compensation Committee. Accordingly, as set forth in the Compensation Committee’s Charter, the Board has determined that the Compensation Committee is, and must be, composed exclusively of Independent Directors. It is responsible for reviewing and establishing the compensation not just for the Chief Executive Officer and the other four most highly paid executive officers, but for all of the Company’s executive officers and divisional chief executive officers. It also exercises oversight of the compensation practices with respect to the Company’s employees generally. To assist the Compensation Committee with its responsibilities, it is regularly provided with briefing materials and it is authorized to retain, and has retained, an independent compensation consultant who reports directly to the Committee. The Compensation Committee reports to the Board of Directors on its actions and recommendations following every meeting, and regularly meets in executive session without members of management present.

Compensation Philosophy

The Compensation Committee is guided by the following five key principles in determining the compensation of the Company’s senior executives:

•	Competition. Compensation should reflect the competitive marketplace, so the Company can attract, retain, and motivate talented executives.

•	Accountability for Business Performance. Compensation should be tied in part to financial performance, so that executives are held accountable through their compensation for the performance of the businesses for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through stock options and restricted stock or restricted stock units, to align executives’ interests with those of the Company’s stockholders.

•	Independence. An independent committee of the Board, with the assistance of an independent compensation consultant that is retained by and reports directly to the Committee, should be, and is, responsible for reviewing and establishing the compensation not just for the Chief Executive Officer and the other four most highly paid executive officers, but for all of the Company’s executive officers and divisional chief executive officers.

Elements of Executive Officer Compensation

The Compensation Committee applied these guiding philosophical principles in developing and establishing the elements of the Company’s executive compensation program and in determining the compensation for each senior executive in 2004. The Company’s executive compensation program provides a balanced mix of pay that incorporates the following key components:

•	an annual base salary;

•	a performance-based annual cash bonus, which depends on the achievement of financial, business and individual goals; and

•	longer-term awards, which generally consist of a blend of stock options and restricted stock, or restricted stock units, which are intended to retain executives and align their compensation with stockholder interests.

The Company also provides certain personal benefits to executive officers. Pursuant and subject to the Company’s security policies, Messrs. Parsons, Bewkes, and Logan are provided with a car and driver, Mr. Parsons is required to use Company aircraft for business and personal use, and Messrs. Bewkes and Logan may be required to do so. Other executive officers are eligible to use a private car service and, in limited circumstances and subject to the controls in the Company’s travel policies, may make personal use of corporate aircraft. Executive officers receive other benefits, including reimbursement for financial planning services and dining clubs used for business purposes. As part of its oversight of executive compensation, the Compensation Committee reviews the personal benefits the Company provides to executives on at least an annual basis.

Application of Compensation Philosophy in 2004

Peer Comparisons

As in prior years, for 2004, the Compensation Committee reviewed the compensation for the Company’s senior executives against the compensation provided to executives in comparable positions at peer companies. In the Committee’s view, this analysis helps to ensure that the total compensation provided to the Company’s senior executives is set at an appropriate level to reward, retain and attract top performers over the long term.

As the basis for its 2004 comparative review, the Compensation Committee, with assistance from its independent compensation consultant, determined the appropriate companies to include in the executive compensation peer groups. The Compensation Committee believes that the Company’s most direct competitors for executive talent include a broader range of large capitalization companies than those firms with which the Company might be compared for stock performance purposes. As a result, the Compensation Committee included companies beyond those included in the Company’s peer group index that appears in this Proxy Statement in the compensation comparison groups. For 2004, the Committee compared the Company’s senior executive compensation levels with those of several peer groups, including: (i) companies with more than $10 billion in annual revenues; (ii) the 50 largest U.S.-based publicly traded companies; (iii) technology, media, and telecommunications companies comparable in size to the Company; and (iv) for selected executives, including Mr. Parsons and Mr. Bewkes, a group composed of the major media and entertainment companies.

Consistent with the Company’s financial performance expectations, its size and complexity, and each executive’s position relative to similarly situated executives at each of the peer groups noted

above, the Committee generally targets total direct compensation, which is composed of base salary, annual cash bonus, and the estimated value of stock-based awards, for senior executives at approximately the 75th percentile. Actual total direct compensation, however, may range between the 50th and 90th percentiles depending on (i) the Company’s financial performance; (ii) each executive’s individual performance; (iii) the peer groups used for comparison; (iv) internal equity considerations among all senior executives; and (v) the particular circumstances of the executive in question (including the effects of pre-existing employment agreements).

2004 Base Salary

In establishing salary levels for 2004, the Compensation Committee considered, as appropriate, the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of similarly situated executives within the Company, the terms of employment agreements, and data on market compensation levels (including the peer groups described above). As a result of this review, the Compensation Committee increased Mr. Cappuccio’s annual salary from $750,000 to $1,000,000 in early 2004. The salaries of the other executive officers listed in the Summary Compensation Table below remained unchanged from 2003.

2004 Annual Bonuses

Annual Bonus Plan.    In the Compensation Committee’s view, the use of annual cash bonuses creates a direct link between executive compensation and individual and business performance. The Compensation Committee’s determination of the annual incentive bonus for Mr. Parsons and each of the other executive officers of the Company named in the Summary Compensation Table appearing below starts with the calculation of the maximum bonus permitted for 2004 under the terms of the Annual Bonus Plan for Executive Officers. As a performance-based plan that has been approved by the Company’s stockholders, the Annual Bonus Plan permits the Company to deduct fully for income tax purposes the amounts paid as bonuses pursuant to the Plan. The calculation of the maximum permitted bonus is based on the percentage by which the Company’s 2004 earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined and calculated pursuant to the Annual Bonus Plan, exceeded the Company’s average EBITDA for the preceding three years. Based on the Company’s performance in 2004, this calculation resulted in maximum permissible individual annual bonuses of $18.3 million for Mr. Parsons; $13.9 million for each of Messrs. Bewkes and Logan; and $5.9 million for each of Messrs. Pace and Cappuccio. These levels are significantly higher than the actual bonuses the Compensation Committee approved, which are shown in the Summary Compensation Table below. As discussed in more detail immediately below, the Compensation Committee established Company-wide financial and individual goals to guide its exercise of negative discretion in determining the actual bonuses for participants in the Annual Bonus Plan within the bonus limits established by the Annual Bonus Plan.

2004 Goals and Accomplishments. Within the context of the Annual Bonus Plan, the Compensation Committee established specific criteria to assist it in determining the annual bonuses for the Chief Executive Officer and other executives. At the beginning of 2004, the Committee established a target bonus for each executive based on competitive compensation levels, the Company’s compensation strategy, and the target bonus amount in each executive’s employment agreement. Each target bonus was expected to be less than the maximum amount that could be paid under the Annual Bonus Plan. For executive officers, the Committee also established Company-wide financial goals based on revenue, adjusted operating income before depreciation and amortization (known as “Adjusted OIBDA”), and free cash flow targets, and individual goals for each executive based on qualitative measures. Then, in early 2005, the Compensation Committee assessed how the Company and each executive performed against the pre-established goals and targets. For corporate executives, the Company’s financial goals represented 70% of the bonus formula and the individual goals represented the remaining 30%. A similar formula also applied for divisional executives, with divisional financial goals generally representing about 70% of the bonus formula and non-financial goals generally representing the remaining 30%.

In evaluating the Company’s performance and each individual executive’s 2004 performance, the Compensation Committee determined that the Company and its executives generally met or exceeded the financial and individual goals that were established for 2004.

•	With respect to the financial goals, the Company achieved solid financial performance in 2004, with 6% revenue growth, 13% growth in Adjusted OIBDA, and $3.3 billion of free cash flow.

In addition, in establishing bonus payments for the executive officers, these significant accomplishments were reviewed against the backdrop of the Company’s other significant achievements during 2004. For example:

•	The Company continued to make key investments in its businesses while reducing its consolidated net debt by $6.5 billion, providing greater financial flexibility to make strategic investments in the future.

•	The Company and its subsidiary, America Online, Inc., reached a definitive agreement with the U.S. Department of Justice (“DOJ”) that resolves the DOJ investigation of the Company that began in 2002. It also made significant progress in 2004 toward a proposed settlement with the Securities and Exchange Commission in its investigation.

•	The Company continued to demonstrate industry leadership in terms of the quality, range, originality and acclaim of its products: the movie studios ranked #1 in the 2004 domestic and international box offices; the cable networks ranked #1 with TNT as the #1 ad-supported network and HBO as the premier pay channel; Time Inc. launched four new magazines, adding to its portfolio of more than 130 publications; Time Warner Cable rolled out Digital Phone to all 31 of its divisions in 2004; and the Company received more Golden Globes (11), Academy Award nominations (42), and Oscars® (12) than any other company.

•	The Company continued to improve its reputation and internal and public communications, and to improve cross-business collaboration to enhance the creation of shareholder value.

•	The Company made progress on other goals, such as improving professional development opportunities and diversity initiatives, that contributed to an improved work environment to help attract and retain talented employees.

These accomplishments, in addition to the Company’s financial performance as a whole and each executive’s substantial individual contributions during the year, served as the basis for the assessment of the compensation of the Company’s executives.

Mr. Parsons’ Annual Bonus.    The Compensation Committee believes that Mr. Parsons’ annual cash bonus should be clearly linked to the Company’s annual financial performance. In determining and approving Mr. Parsons’ bonus, the Committee reviewed the calculation of the maximum bonus payable under the Annual Bonus Plan. It then evaluated (i) the Company’s financial performance against pre-established goals, which accounted for 70% of Mr. Parsons’ total bonus; and (ii) Mr. Parsons’ individual performance against pre-established goals, covering his roles as both the Chairman of the Board and the Chief Executive Officer of the Company, which together accounted for the remaining 30% of Mr. Parsons’ total bonus.

The Compensation Committee recognized that the Company substantially exceeded its revenue and Adjusted OIBDA growth and free cash flow targets, and made further reductions in overall net debt. In terms of his individual goals, the Compensation Committee rewarded Mr. Parsons for his leadership and progress in advancing the Board’s processes, effectiveness and diversity; developing and articulating the Company’s strategy of operating its businesses as best in class and increasing profitable growth through innovation and collaboration across the Company’s businesses; improving the Company’s internal and external communications and reputation; and enhancing professional development opportunities and diversity initiatives for employees at all levels.

As a result, in recognition of Mr. Parsons’ and the Company’s significant accomplishments in 2004, the Compensation Committee approved performance ratings that reflect the Company’s above-target performance on financial goals and Mr. Parsons’ above-target performance on individual goals. The Compensation Committee then applied the performance ratings to Mr. Parsons’ target bonus, which resulted in a 2004 bonus of $8,000,000. This bonus amount is the same as the bonus paid to Mr. Parsons for 2003, and places his total cash compensation for 2004 in the upper quartile of total cash compensation paid to chief executives in the peer groups used by the Compensation Committee.

Annual Bonuses for Senior Executives Other than the Chief Executive Officer.    The Compensation Committee established the 2004 cash bonuses for other senior executives in a similar manner as for Mr. Parsons. In establishing the 2004 bonuses, the Committee reviewed the Company’s financial performance, each division’s financial and non-financial performance, and the individual performance of each senior executive. As with Mr. Parsons, the same weighting was given to the Company’s overall financial goals in establishing the 2004 bonuses for the Company’s executive officers. In light of their and the Company’s achievements, the Company’s senior executives were awarded 2004 annual cash bonuses (set forth in the Summary Compensation Table below) that are higher than target bonus amounts, but lower than the maximum bonuses payable to such executives under the Company’s Annual Bonus Plan. These bonus amounts reflect the overall and relative financial performance of the Company and the divisions, and the significant personal accomplishments of each executive during 2004.

2004 Stock-Based Awards

The Compensation Committee believes that awards of stock options and restricted stock, or restricted stock units, provide retention value and closely align the interests of executives with the interests of stockholders. The restricted shares awarded in February 2004 vest in two equal installments on the third and fourth anniversaries of the date of grant, and the stock options awarded at the same time vest in four equal installments on each of the first four anniversaries of the date of grant. The Compensation Committee believes that the use of a multi-year vesting schedule not only encourages executive retention, but also emphasizes a longer-term perspective. The size of the awards reflects each executive’s position relative to other executives and current total target compensation as well as the total compensation paid to comparable executives in the peer groups and companies discussed above.

As noted above, the Company’s awards of long-term incentives to senior executive officers generally reflect a blend of stock options and restricted stock. The stock option component is designed to incent and reward executives for increases in stockholder value. The restricted stock component is designed to incent and reward superior performers to remain with the Company and remain focused during periods of stock market fluctuations when stock options may have no realizable value. Compared with granting only stock options, the blended grants of stock options and restricted shares utilize fewer shares under the Company’s equity plans at a comparable cost to the Company.

Consistent with this philosophy, during fiscal 2004, the Compensation Committee approved long-term incentive awards to Mr. Parsons consisting of stock options covering 500,000 shares of Common Stock and 200,000 shares of restricted stock. The Committee determined the amount of these awards after reviewing Mr. Parsons’ sustained individual performance and competitive compensation data. The estimated value of Mr. Parsons’ stock-based awards is at or below the 50th percentile of long-term incentive compensation paid to chief executives in the peer groups used by the Compensation Committee.

For 2004, Mr. Parsons’ actual total direct compensation, which includes base salary, annual cash bonus, and the estimated value of stock-based awards, ranges between the 50th and 90th percentiles of the total direct compensation paid to chief executives in the various peer groups used by the Compensation Committee. The Compensation Committee believes Mr. Parsons’ compensation package is appropriate in view of his performance.

Summary of 2004 Total Compensation

The following table presents the total value of the compensation provided to each of the named executive officers in 2004 based on the amounts included in the Summary Compensation Table and the table captioned Stock Option Grants in 2004. The dollar value for the cash compensation shown in the table reflects amounts actually paid. The dollar value for the stock options and restricted stock shown in the table is based on estimates calculated in accordance with SEC rules. The amounts ultimately realized by the officer will depend on the price of the Common Stock in the future and may be quite different from the values shown below.

	Cash Compensation		Other Compensation(2)	Long-Term Compensation(1)		Total Value of 2004 Compensation
Name and Principal Position	Salary Paid in 2004	Annual Cash Bonus for 2004		Stock Options in 2004(3)	Restricted Stock in 2004(4)
Richard D. Parsons Chairman of the Board and Chief Executive Officer	$1,500,000	$8,000,000	$299,165	$2,992,388	$3,446,000	$16,237,553

Jeffrey L. Bewkes Chairman, Entertainment & Networks Group	$1,000,000	$6,500,000	$124,556	$2,543,529	$2,584,500	$12,752,585

Don Logan Chairman, Media & Communications Group	$1,000,000	$6,500,000	$359,669	$2,543,529	$2,584,500	$12,987,698

Wayne H. Pace Executive Vice President and Chief Financial Officer	$1,000,000	$2,900,000	$226,517	$1,346,574	$1,292,250	$6,765,341

Paul T. Cappuccio Executive Vice President and General Counsel	$980,769	$2,800,000	$8,450	$598,478	$861,500	$5,249,197

(1)	The long-term incentive awards shown were granted by the Compensation Committee on February 13, 2004.

(2)	The “Other Compensation” column is the sum of the amounts shown in the “Other Annual Compensation” and “All Other Compensation” columns of the Summary Compensation Table.

(3)	Amounts shown are grant date values from the table captioned “Stock Option Grants in 2004.”

(4)	Amounts shown are grant date values from the “Restricted Stock Awards” column of the Summary Compensation Table.

The above table does not include any compensation realized from the exercise of previously granted stock options or vesting of restricted stock awards. None of the restricted stock previously awarded to these executive officers vested during 2004.

Stock Ownership and Retention Guidelines.    Since January 2003, the Company’s executives have been subject to Board-adopted stock ownership guidelines and stock retention requirements with respect to stock option awards, which are discussed in more detail under “Executive Compensation—Stock Ownership and Retention Policy” in this Proxy Statement. The Compensation Committee believes that these standards help to further assure the alignment of executive compensation with the interests of stockholders.

Consistent with the Company’s stock retention guidelines, beginning with the exercise of the stock options awarded in 2003, the executive officers must retain for at least twelve months shares of Common Stock representing at least 75% of the after-tax gain that the executive realizes upon the exercise, after paying the exercise price (assuming a 50% tax rate for purposes of the calculation).

Employment Agreements

Consistent with the Company’s goal of attracting and retaining executives in a competitive environment, the Company has entered into multi-year employment agreements with the Company’s senior executive officers. These employment agreements have been, and under the Compensation Committee’s policies must be, reviewed and approved by the Compensation Committee. While the agreements specify a minimum salary and annual bonus target, annual bonuses and stock-based awards are generally subject to the discretion of the Compensation Committee. All of the executive officers named in the Summary Compensation Table below were employed in 2004 under existing employment agreements. In late 2004, the Compensation Committee reviewed and approved an amendment and extension to Mr. Logan’s employment agreement, which is described below under “Employment Arrangements.”

2004 Review of Compensation Practices

The Compensation Committee is mindful that the competitive and regulatory landscape of executive compensation continues to evolve. Commencing in 2004 and continuing into 2005, the Compensation Committee oversaw a comprehensive review of the Company’s compensation programs and practices at both the executive and non-executive level, including examining variations on and alternatives to the traditional mix of salary, annual cash bonus, stock options and restricted stock or restricted stock units. As a consequence of this review, the Compensation Committee determined that its executive compensation philosophy and structure were, for the most part, still appropriate.

The Compensation Committee adopted several changes for 2005. First, the Compensation Committee will award restricted stock units instead of restricted stock because restricted stock units provide certain advantages from both the Company’s and the employees’ perspective. Second, to reflect a more targeted approach to evaluating competitive compensation levels, the peer group composed of the 50 largest U.S.-based publicly traded companies will no longer be used. Third, the Company has adopted a more consistent approach to the structure of annual bonus and long-term compensation across the Company. Fourth, in response to stock option expensing requirements and the Company’s strategy to use a more balanced mix of compensation instruments, the Company has eliminated broad-based stock option awards, which will decrease the expense and dilutive impact of the Company’s stock-based compensation program.

Review of All Components of Executive Compensation

The Compensation Committee and the Board of Directors have reviewed information about all components of the compensation provided to the Company’s executive officers, including base salary, annual bonus, long-term equity compensation, the key terms of employment agreements, the accumulated unrealized stock option and unvested restricted stock values, perquisites and other personal benefits, the earnings and accumulated payout obligations under the company’s qualified and non-qualified deferred compensation programs, the projected payout obligations under the Company’s pension plan and the projected payouts in the event of retirement and severance. A summary of the Company’s compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each executive were presented to and reviewed by the Compensation Committee and the Board.

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers.

Base Salary.    The Company believes that the 2004 base salary paid to the individual executive officers covered by Section 162(m) will be deductible by the Company, except for $500,000 of Mr. Parsons’ 2004 salary.

Annual Cash Bonus.    The Company believes that the cash bonuses paid to executive officers under the Annual Bonus Plan will be fully deductible under Section 162(m).

Stock-Based Awards.    The Company has adopted a general policy of awarding stock options to its executive officers only pursuant to plans that the Company believes satisfy the requirements of Section 162(m). However, individuals who are promoted to executive officer positions may hold stock options that were granted prior to their promotion pursuant to plans that do not satisfy the requirements of Section 162(m) because the plan was not approved by the Company’s stockholders. All of the Company’s stock option plans under which awards are currently made have been approved by the Company’s stockholders. In addition, restricted stock and restricted stock units that vest over time are not considered “performance-based” compensation under Section 162(m), so compensation realized by the individual executive officers covered by Section 162(m) from the vesting of restricted stock or restricted stock units will not be deductible by the Company.

Other Annual Compensation.    Any other annual compensation paid or imputed to the individual executive officers covered by Section 162(m) (including the value of personal benefits provided to executive officers) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by the Company.

The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Compensation Committee’s control also can affect deductibility of compensation. For these and other reasons, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m).

Members of the Compensation Committee

Frank J. Caufield

Reuben Mark

Michael A. Miles (Chair)

Francis T. Vincent, Jr.

Executive Compensation Summary Table

The following table presents information concerning total compensation paid to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company who served in such capacities on December 31, 2004 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(4)		Restricted Stock Awards(5)	Securities Underlying Options(6)	All Other Compensation(7)

Richard D. Parsons(1) Chairman of the Board and Chief Executive Officer	2004 2003 2002	$1,500,000 1,500,000 1,000,000	$8,000,000 8,000,000 0		$290,715 267,715 178,980	$3,446,000 2,106,000 0	500,000 500,000 300,000	$8,450 8,250 85,183

Jeffrey L. Bewkes(2) Chairman, Entertainment & Networks Group	2004 2003 2002	$1,000,000 1,000,000 1,000,000	$6,500,000 6,500,000 5,000,000		$116,106 106,841 86,560	$2,584,500 10,797,750 0	425,000 450,000 650,000	$8,450 8,250 61,297

Don Logan(3) Chairman, Media & Communications Group	2004 2003 2002	$1,000,000 1,000,000 1,000,000	$6,500,000 6,500,000 5,000,000		$351,219 352,736 475,925	$2,584,500 1,842,750 0	425,000 450,000 650,000	$8,450 8,250 36,139

Wayne H. Pace Executive Vice President and Chief Financial Officer	2004 2003 2002	$1,000,000 1,000,000 1,000,000	$2,900,000 2,700,000 1,750,000		$218,067 491,411 510,789	$1,292,250 813,969 0	225,000 245,000 400,000	$8,450 8,250 2,250

Paul T. Cappuccio Executive Vice President and General Counsel	2004 2003 2002	$980,769 750,000 750,000	$2,800,000 2,000,000 1,250,000	$	— 159,934 276,177	$861,500 465,426 0	100,000 140,000 300,000	$8,450 8,250 250

(1)	Mr. Parsons became Chairman of the Board and Chief Executive Officer of the Company on May 16, 2003, having served as Chief Executive Officer from May 16, 2002 and as Co-Chief Operating Officer of the Company from the Merger Date. In 2001, Mr. Parsons was awarded stock options in lieu of a cash bonus for 2002.

(2)	Mr. Bewkes became Chairman, Entertainment & Networks Group of the Company on July 18, 2002. Prior to that, Mr. Bewkes was Chief Executive Officer of the Company’s Home Box Office division (not an executive officer of the Company). The compensation shown in the table for 2002 includes compensation received from Home Box Office.

(3)	Mr. Logan became Chairman, Media & Communications Group of the Company on July 18, 2002. Prior to that, Mr. Logan was Chairman and Chief Executive Officer of the Company’s Time Inc. subsidiary (not an executive officer of the Company). The compensation shown in the table for 2002 includes compensation received from Time Inc.

(4)

In accordance with SEC rules, disclosure is omitted where total “Other Annual Compensation” aggregates less than $50,000. The amounts of personal benefits shown in this column for 2004 that represent more than 25% of the applicable executive’s total Other Annual Compensation include: financial services of $100,000 to each of Messrs. Parsons and Logan; and transportation-related benefits of $170,788 to Mr. Parsons, $86,644 to Mr. Bewkes, $225,779 to Mr. Logan and $193,587 to Mr. Pace. Transportation-related benefits consist of the incremental cost to the Company of personal use of (a) aircraft owned (based on fuel, landing and catering costs) or leased (based on hourly fees) by the Company and (b) Company-provided car and specially-trained driver for Messrs. Parsons, Bewkes and Logan (based on the portion of the usage that was personal) and commercial car services for Messrs. Pace and Cappuccio. When applicable, the incremental cost information for Company-owned aircraft for 2004 also includes costs associated with repositioning aircraft and crew travel expenses. For security reasons, Mr. Parsons is required to use Company aircraft and automobiles for business and personal use, and Messrs. Bewkes and Logan may be required to do so. The incremental cost to the Company of such personal transportation is nonetheless included in the total presented. In 2004, in connection with its security program, the Company installed a residential alarm system at Mr. Parsons’ residence at a cost of $5,725 and paid a fee of $210 for monitoring services. In lieu of reimbursing Mr. Parsons for his hotel business expenses in Los Angeles, and consistent with the Company’s security program, since 2002 the Company has paid $4,000 per month plus monthly maintenance and utilities costs averaging approximately $365 for a rented apartment for Mr. Parsons in Los Angeles. Because the Company considers the cost a business expense, the amount paid by the Company is not included in “Other Annual Compensation.” In 2003 and 2002, Mr. Cappuccio was reimbursed for housing expenses of $153,000 and $270,000, respectively, which reimbursement is no longer provided. For information about transactions between the Company and certain named executive officers, see “Additional Information.”

(5)	Amounts set forth in the restricted stock award column represent the grant-date value of restricted stock awards (based on a $17.24 per share price in 2004 and $10.54 per share price in 2003, except for part of the 2003 award to Mr. Bewkes, described below). The awards in 2003 vest equally on each of the second, third and fourth anniversaries of the date of grant, assuming continued employment, except for the separate award of 500,000 shares of restricted stock to Mr. Bewkes (which is valued based on a $17.92 per share price), which will vest on December 31, 2007, assuming continued employment. The awards in 2004 vest equally on each of the third and fourth anniversaries of the date of grant, assuming continued employment. On December 31, 2004, based on the closing price of the Common Stock on the NYSE ($19.44 per share), the number and net value of the shares of restricted stock held by each of the executive officers were: Mr. Parsons – 400,000 shares valued at $7,772,000; Mr. Bewkes – 825,000 shares valued at $16,029,750; Mr. Logan – 325,000 shares valued at $6,314,750; Mr. Pace – 152,300 shares valued at $2,959,189; and Mr. Cappuccio – 94,200 shares valued at $1,830,306. Each of the named executive officers has a right to receive dividends, if paid, and vote with respect to these shares of restricted stock.

(6)	None of the stock options reflected was awarded with tandem stock appreciation rights.

(7)	The amounts shown in this column include the following:

(a)	Pursuant to the Time Warner Savings Plan (the “Savings Plan”), a defined contribution plan available generally to employees of the Company, for the 2004 plan year, each of the named executive officers deferred a portion of his annual compensation and Time Warner contributed $8,200 as a matching contribution on the amount deferred by the executive.

(b)	The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Parsons, Bewkes, Logan, Pace and Cappuccio, who were given a cash payment to cover the cost of replacing such reduced coverage under a voluntary group program available to employees generally. Such payments are included in the “Other Annual Compensation” column. In addition, the Company maintained for certain members of senior management, including the named executive officers, certain supplemental life insurance benefits and paid premiums for this supplemental coverage of approximately $250 each. The Company also maintains split-dollar life insurance policies on the lives of Messrs. Parsons, Bewkes and Logan. Starting in 2003, the Company no longer pays the premiums on these split-dollar life insurance policies. Instead, the premium is satisfied from the accreting value of the policy. Pursuant to tax rules, the Company imputed income in the following amounts allocated to the term portion of the split-dollar coverage for 2004: Mr. Parsons, $5,808; Mr. Bewkes, $3,408; and Mr. Logan, $8,247. It is anticipated that the Company will recover the net after-tax cost of the premiums paid by it in the past on these policies or the cash surrender value thereof. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “Employment Arrangements.”

Stock Option Grants During 2004

The following table sets forth certain information with respect to employee options to purchase shares of Common Stock (“options”) awarded during 2004 by the Company to the named executive officers. All such options were nonqualified options. No stock appreciation rights, alone or in tandem with such stock options, were awarded in 2004.

Stock Option Grants in 2004

Name	Individual Grants(1)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Exercise or Base Price ($/sh)	Expiration Date	Grant Date Present Value(2)
Richard D. Parsons	500,000.7%		$17.28	2/12/14	$2,992,388
Jeffrey L. Bewkes	425,000.6%		$17.28	2/12/14	$2,543,529
Don Logan	425,000.6%		$17.28	2/12/14	$2,543,529
Wayne H. Pace	225,000.3%		$17.28	2/12/14	$1,346,574
Paul T. Cappuccio	100,000.1%		$17.28	2/12/14	$598,478

(1)	These options for executive officers have been awarded pursuant to plans approved by the stockholders. The terms are governed by the plans and the recipient’s option agreement. The option exercise price is the fair market value of the Common Stock on the date of grant. The options shown in the table become exercisable in installments of 25% on the first four anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events. Payment of the exercise price of an option may be made in cash and/or full shares of Common Stock already owned by the holder of the option. The payment of withholding taxes due upon exercise of an option may generally be made in cash and/or full shares of Common Stock.

(2)	These amounts represent the estimated present value of stock options at the respective date of grant, calculated using the Black-Scholes option pricing model, based upon the following assumptions used in developing the grant valuations: an expected volatility of 35.0% based on an average of both historical stock volatilities and implied volatilities on traded Time Warner options; an expected term to exercise of 2.15 years after vesting; a risk-free rate of return of 3.33%; and a dividend yield of 0%. The actual value of the options, if any, realized by an officer will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

Option Exercises and Values in 2004

The following table sets forth as to each of the named executive officers information on option exercises during 2004 and the status of his options on December 31, 2004: (i) the number of shares of Common Stock underlying options exercised during 2004; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the total number of shares of Common Stock underlying exercisable and nonexercisable stock options held on December 31, 2004; and (iv) the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 2004. The number of shares covered and the option exercise prices have been adjusted to reflect the exchange ratios of common stock of America Online and Historic TW for Company Common Stock on the Merger Date and the Company’s assumption on the Merger Date of the option plans and agreements under which the options were awarded.

The option exercise price of all the options held by the named executive officers is the fair market value of the Common Stock on the date of grant except for half of the regular annual options awarded to Mr. Parsons in 1996 through 2001, half of which have an exercise price 25% above the fair market value of the common stock on the date of grant and the other half of which have an exercise price 50% above such fair market value. All such nonqualified options permit a portion of each award to be transferred by gift directly or indirectly to members of the holder’s immediate family.

The options held by the named executive officers remain exercisable for three months to five years in the event their employment is terminated without cause or as a result of the Company’s breach of an employment agreement. For some executive officers, some of their options remain exercisable for the full term of the options if their employment is terminated for any reason other than for cause, including death. Otherwise, options may generally be exercised for one or three years after death or total disability (depending on their date of grant) and some options may be exercised for five years after retirement. All options terminate either immediately or one month after the holder’s employment is terminated for cause. The terms of the options shown in the chart are ten years.

Aggregate Option Exercises During 2004

and

Option Values on December 31, 2004

Name	Number of Shares Underlying Options Exercised	Dollar Value Realized on Exercise	Number of Shares Underlying Unexercised Options on 12/31/04		Dollar Value of Unexercised In-the-Money Options on 12/31/04*
			Exercisable	Nonexercisable	Exercisable	Nonexercisable
Richard D. Parsons(1)	200,000	$931,000	5,600,000	1,900,000	$4,797,000	$4,584,000
Jeffrey L. Bewkes(1)	338,592	$2,612,712	3,901,000	1,650,000	$5,837,220	$4,519,500
Don Logan(2)	144,996	$1,036,721	4,090,004	1,425,000	$7,052,121	$4,519,500
Wayne H. Pace	—	—	772,159	749,054	$558,600	$2,161,800
Paul T. Cappuccio	—	—	2,285,000	555,000	$319,200	$1,173,600

*	Calculated using the fair market value of $19.44 per share of Common Stock on December 31, 2004 minus the option exercise price.

(1)	The options exercised by each of Messrs. Parsons and Bewkes would have expired in 2004.

(2)	Represents options that Mr. Logan transferred to a family-owned limited partnership, which would have expired in 2004.

Stock Ownership and Retention Policy

Consistent with the belief that linking the financial interests of the Company’s executives to those of the stockholders will result in enhanced stockholder value, in 2003, the Board of Directors established executive stock ownership guidelines. Under these guidelines, the Company’s executive officers are expected over time to own Company Common Stock valued at between two and five times their individual base salary amounts, depending on their position. In addition, in connection with this policy, beginning with the exercise of the stock options awarded in 2003, the Company’s senior management team must retain for at least twelve months shares of Company Common Stock representing at least 75% of the after-tax gain realized upon a stock option exercise, after paying the exercise price (assuming a 50% tax rate for purposes of the calculation). This stock retention requirement applies until one year after an individual subject to the policy leaves the Company.

Employment Arrangements

The Company has entered into employment agreements with each of the named executive officers. The base term of employment provided for in these agreements are: Mr. Parsons—May 15, 2008; Mr. Bewkes—December 31, 2007; Mr. Logan—December 31, 2006; Mr. Pace—December 31, 2005; and Mr. Cappuccio—June 30, 2005.

The employment agreement with Mr. Parsons was entered into effective December 17, 2003. Under the agreement, Mr. Parsons will serve as Chairman and Chief Executive Officer and the Company has agreed to include Mr. Parsons in the Company’s nominees for election as a director at each stockholders meeting and to use its best efforts to cause his election throughout the term of employment. Among other things, the agreement with Mr. Parsons provides for a minimum annual salary of $1.5 million, a discretionary cash bonus in the target amount of $5.5 million (subject to a cap determined pursuant to the Company’s Annual Bonus Plan), and long-term incentive compensation with an annualized competitive target award as determined by the Compensation Committee (through a combination of stock options, restricted stock or other long-term plan), and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to the premium for coverage under a Group Universal Life (“GUL”) insurance program made available by the Company in an amount equal to twice Mr. Parsons’ salary, minus $50,000. The agreement also confirms the obligation under Mr. Parsons’ prior employment agreement to provide Mr. Parsons with life insurance benefits in the amount of $5 million through split-dollar policies for his life under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value. The employment agreement provides that upon any termination of employment other than for “cause,” in addition to any other benefits, the Company will pay to Mr. Parsons or his survivors, if applicable, an amount equal to the additional benefits that would be paid under the Company’s pension plan(s) if Mr. Parsons had five additional years of service as an employee, with such payments to be made at the same time as payments are made under the pension plan. Mr. Parsons also entered into a Confidentiality, Non-Competition and Non-Disclosure Agreement that is a part of the employment agreement and that, among other things, restricts him from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and for a period of one year following the termination of such employment.

The employment agreement with Mr. Bewkes was entered into effective December 22, 2003. The agreement provides for a minimum annual salary of $1 million, a discretionary cash bonus in a target amount of $4.5 million (subject to a cap determined pursuant to the Company’s Annual Bonus Plan), and long-term incentive compensation with an annualized competitive target award as determined by the Compensation Committee (through a combination of stock options, restricted stock or other long-term plan), and participation in other Company benefit plans, including $50,000 of group life insurance. In addition, the agreement provides for a cash payment equal to the premium for coverage under a GUL insurance program made available by the Company in an amount equal to twice Mr. Bewkes’ salary, minus $50,000. The agreement also confirms the obligation under Mr. Bewkes’ prior employment agreement to provide Mr. Bewkes with life insurance benefits in the amount of $4 million through split-dollar policies for his life under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value. In connection with the execution of the new employment agreement, Mr. Bewkes was awarded 500,000 shares of restricted stock, which will vest on December 31, 2007 provided Mr. Bewkes is still employed by the Company on that date. In the event of the Company’s material breach or termination of Mr. Bewkes’ employment without cause, this award of restricted stock will cease to vest on the effective date of the termination of active employment. Mr. Bewkes’ agreement also provides that if Don Logan has retired and Mr. Bewkes is not named President or sole Chief Operating Officer of the Company on or before January 1, 2006, then Mr. Bewkes will have the right to resign his employment and thereafter remain an employee of the Company for an additional 12 months, receiving base salary and average annual bonus, but not have such termination of employment be considered a termination without cause. After the end of the base term of employment on December 31, 2007, the term of employment and the employment agreement continues, subject to termination by either party on 90 days notice. If the Company terminates Mr. Bewkes’ employment after that date, Mr. Bewkes will receive earned and unpaid base salary and a pro rata portion of an average bonus amount through the date of termination. Mr. Bewkes also entered into a Confidentiality, Non-Competition and Non-Disclosure Agreement that is a part of the employment agreement and that, among other things, restricts him from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and for a period of one year following the termination of such employment.

The employment agreement with Mr. Logan was entered into with the division for which he served as Chairman and Chief Executive Officer prior to his election as an executive officer of the Company in July 2002. The agreement, which was assumed by the Company in 2002 and amended in October 2004, provides for a minimum annual salary of $1 million, a discretionary cash bonus in a target amount of $4.5 million (subject to a cap determined pursuant to the Company’s Annual Bonus Plan), and participation in Company stock option and other compensation and benefit plans, including $50,000 of group life insurance. In addition, the agreement provides for (1) life insurance benefits in the amount of $4 million to be provided by split-dollar policies for his life under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value and (2) a cash payment equal to two times the premium he would have to pay to obtain life insurance under the Company’s GUL insurance program in an amount equal to twice his salary. Mr. Logan’s agreement allows him to elect in September 2005 to terminate his active employment with the Company effective as of January 1, 2006 and become a part-time employee of the Company through December 31, 2009 at an annual salary equal to $1.25 million, but with no bonus. If Mr. Logan does not make such an election and the term of employment is not further extended, then beginning January 1, 2007, Mr. Logan will become a part-time employee of the Company through December 31, 2009 at an annual salary equal to $1.25 million and will retire effective December 31, 2009. The employment agreement contains non-competition provisions that restrict Mr. Logan from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company, including during any part-time employment or severance period.

The employment agreement with Mr. Pace was entered into effective November 1, 2001 and provides for a minimum annual salary of $1 million, a discretionary cash bonus in a target amount of $2 million (subject to a cap determined pursuant to the Company’s Annual Bonus Plan), and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3 million. The agreement also provides that, following his retirement from the Company, Mr. Pace and his spouse will have access to medical insurance coverage through the Company that is substantially similar to the coverage afforded to active employees of the Company at that time, with the insurance premiums to be paid by Mr. Pace, or, if the Company is prevented by law from providing the medical insurance coverage, then the Company will reimburse Mr. Pace an annual payment equal to up to $15,000 (adjusted for changes in the CPI in place at December 1, 2001) for medical insurance premiums. The employment agreement contains non-competition provisions that restrict Mr. Pace from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and through the later of the term of employment and one year following a termination without cause or due to material breach by the Company. After the end of the base term of employment on December 31, 2005, the term of employment and the employment agreement continues, subject to termination by either party on 60 days notice. Any such termination of the agreement by the Company (other than a termination of employment for “cause”) would be considered a termination of Mr. Pace’s employment without cause and would result in the treatment described below.

The employment agreement with Mr. Cappuccio was entered into effective March 1, 2001 and provides for a minimum annual salary of $750,000 (actual annual salary was increased to $1 million in 2004 by the Compensation Committee), a discretionary cash bonus in a target amount of $2 million as established by the Compensation Committee in 2004 (subject to a cap determined pursuant to the Company’s Annual Bonus Plan), and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3 million. The employment agreement contains non-competition provisions that restrict Mr. Cappuccio from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and through the later of the term of employment and one year following a termination without cause or due to material breach by the Company. After the end of the base term of employment on June 30, 2005, the term of employment and the employment agreement continues, subject to termination by either party on 60 days notice. Any such termination of the agreement by the Company (other than a termination of employment for “cause”) would be considered a termination of Mr. Cappuccio’s employment without cause and would result in the treatment described below.

The agreements with each of Messrs. Parsons, Bewkes, Logan, Pace and Cappuccio include a narrow definition of the “cause” for which the executive’s employment may be terminated, and in that event, the executive will only receive earned and unpaid base salary accrued through the date of termination. These agreements provide that in the event of the Company’s material breach or termination of the executive’s employment without “cause,” the executive will be entitled to elect either (a) to receive a lump-sum payment equal to the present value of the salary and an average bonus amount otherwise payable for, as applicable, (x) the lesser of the remaining portion of the executive’s term of employment and three years (Messrs. Parsons and Bewkes), (y) the greater of the remaining portion of the executive’s term of employment and two years (Messrs. Pace and Cappuccio), and (z) the period ending December 31, 2009 (Mr. Logan) or (b) to remain an employee of the Company through the end of the applicable period and, without having to perform any services, receive compensation as if there had been no breach or termination (except that Mr. Logan would not receive any payment based on an average bonus amount for any period after December 31, 2006). These executives are not required to mitigate damages after such a termination, other than as necessary to prevent the Company from losing any tax deductions to which it otherwise would have been entitled for any payments deemed to be “contingent on a change” of control under the Internal Revenue Code. These agreements also provide that in the event of the Company’s material breach or termination of the executive’s employment without cause, a portion or all of the unvested stock options granted to such executive will vest and some or all of the vested stock options will remain exercisable for a period of time longer than would generally apply to stock options awarded by the Company. Pursuant to the terms of their restricted stock agreements and restricted stock units agreements, a pro rata portion of the restricted stock and restricted stock units awarded to the individual would generally vest in the event of the Company’s material breach or a termination of the executive’s employment without cause. The agreements for Messrs. Parsons, Bewkes, Logan, Pace and Cappuccio also provide that the Company would provide the executive the use of office facilities and secretarial services for up to either one year (Messrs. Parsons, Bewkes and Logan) or six months (Messrs. Pace and Cappuccio) following the effective date of a termination of employment due to the Company’s material breach or without cause.

If any of Messrs. Parsons, Bewkes, Logan, Pace or Cappuccio should become disabled during the term of his employment agreement, the executive will receive full salary for six months and then 75% thereof through the end of the employment term. Any such payments will be reduced by amounts received from Workers’ Compensation, Social Security and disability insurance policies maintained by the Company. If an executive dies during the term of an employment agreement, the executive’s beneficiaries will receive the executive’s earned and unpaid salary to the last day of the month in which the death occurs as well as a pro-rated bonus amount.

Deferred Compensation

The Company’s deferred compensation plan generally permits employees whose annual cash compensation exceeds a designated threshold (including each of the named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date. During the deferral period, the participant selects the crediting rate applied to the deferred amount from the array of third-party investment vehicles that are offered under the Company’s Section 401(k) savings plans. Prior to 2001, pursuant to their employment agreements then in place, Historic TW made contributions for each of Messrs. Parsons, Bewkes and Logan to separate non-current compensation accounts maintained in a grantor trust or comparable amounts were credited under the deferred compensation plan. The accounts maintained in the grantor trust are invested by a third-party investment manager and the accrued amount for each individual will be paid to the individual following the individual’s termination of employment in accordance with the terms of the deferred compensation arrangements. Effective beginning January 2001, the Company stopped making these contributions, but existing accounts in the grantor trust continue to be invested and amounts credited through the deferred compensation plan continue to track the crediting elections. There is no guaranteed rate of return on accounts maintained under either of these deferred compensation arrangements. In addition, under their current employment agreements, each of Messrs. Parsons and Bewkes may elect to defer receipt of all or a portion of their annual cash bonus and may choose to have the amount deferred credited either to the non-current compensation accounts in the grantor trust or under the Company’s deferred compensation plan.

Time Warner Pension Plan

The Time Warner Employees’ Pension Plan, as amended (the “Old Pension Plan”), which provides benefits to eligible employees, including officers, of the Company and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was renamed and assumed by the Company in connection with the AOL-TW Merger (the

“Amended Pension Plan” and, together with the Old Pension Plan, the “Pension Plans”). Because of certain grandfathering provisions, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Bewkes, will be determined under either the provisions of the Old Pension Plan or the Amended Pension Plan, whichever produces the greater benefit. Directors who are not also employees of the Company are not eligible to participate in the Pension Plans.

Under the Amended Pension Plan, a participant accrues benefits equal to the sum of 1.25% of a participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his covered compensation up to the applicable average Social Security wage base and 1.67% of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30). Compensation for purposes of calculating average annual compensation under the Pension Plans is limited to $200,000 per year for 1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter (each subject to adjustments provided in the Internal Revenue Code of 1986, as amended). Eligible employees become vested in all benefits under the Pension Plans on the earlier of five years of service or certain other events.

Under the Old Pension Plan, a participant accrues benefits on the basis of 1 2/3% of the average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and  1/2% for each year of service over 30. Annual pension benefits under the Old Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”).

Under the Amended Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension. Under the Old Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (“early retirement”). An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average compensation determined under the Old Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under both of the Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Company has adopted the Time Warner Excess Benefit Pension Plan (the “Excess Plan”). The Excess Plan provides for payments by the Company of certain amounts which employees of the Company would have received under the Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions.

The following table shows the estimated annual pension payable upon retirement to employees in specified remuneration and years-of-service classifications under the Amended Pension Plan. The amount of the estimated annual pension is based upon a pension formula that applies to all participants in both the Amended Pension Plan and the Excess Plan. The amounts shown in the table do not reflect the effect of an offset that affects certain participants in the Pension Plans on December 31, 1977. The estimated amounts are based on the assumption that payments under the Amended Pension Plan will commence upon normal retirement (generally age 65) or early retirement (for those who have at least ten years of service), that the Amended Pension Plan will continue in force in its present form, that the maximum compensation is $350,000 and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula which exceed ERISA limits will be paid under the Excess Plan from the Company’s assets and are included in the amounts shown in the following table.

	Estimated Annual Pension for Years of Benefit Service
Highest Consecutive Five Year Average Compensation	5	10	15	20	25	30	35
$200,000	$15,677	$31,355	$47,032	$62,710	$78,387	$94,064	$94,064
250,000	19,852	39,705	59,557	79,410	99,262	119,114	119,114
300,000	24,027	48,055	72,082	96,110	120,137	144,164	144,164
350,000	28,202	56,405	84,607	112,810	141,012	169,214	169,214
400,000	28,202	56,405	84,607	112,810	141,012	169,214	169,214

The amount of covered compensation that would be considered in the determination of the highest five consecutive full or partial years of compensation under the Pension Plans and the Excess Plan for each of Messrs. Parsons, Bewkes, Logan, Pace and Cappuccio is limited as a result of the imposition of the limitations on eligible compensation. The estimated annual benefits payable under the Amended Pension Plan and the Excess Plan, as of February 1, 2005, would be based on average compensation of $347,005 for Mr. Parsons; $347,005 for Mr. Bewkes; $347,005 for Mr. Logan; $350,000 for Mr. Pace; and $350,000 for Mr. Cappuccio with 10.2, 24.9, 34.8, 3.2 and 4.1 years of benefit service, respectively. In addition, pursuant to his employment agreement, Mr. Parsons will be entitled to receive supplemental payments from the Company that will achieve a total retirement benefit equal to what he would have received if he had five additional years of benefit service under the Amended Pension Plan. The estimated annual pension payable to Mr. Bewkes under the Old Pension Plan and the Excess Plan upon retirement based on the indicated remuneration and years of service would be $177,000. This amount is greater than the estimated annual benefit payable under the Amended Pension Plan and the Excess Plan.

Comparison of Cumulative Total Returns

The chart below compares the performance of the Company’s Common Stock with the performance of the S&P 500 Index and a peer group index (the “Peer Group Index”) by measuring the changes in common stock prices from January 12, 2001, the first day of trading of the Company’s Common Stock after the Merger Date, plus reinvested dividends and distributions through 2004. Pursuant to the SEC’s rules, the Company created a peer group index with which to compare its own stock performance since a relevant published industry or line-of-business index does not exist. The Company has selected a grouping of companies that have lines of business similar to its own. Because of the Company’s involvement in a broad mix of several major media, Internet and entertainment businesses and the fact that no other public companies are engaged in all of these businesses, no grouping could closely mirror the Company’s businesses or weight those businesses to match the relative contributions of each of the Company’s business units to the Company’s performance. All of the companies included in the Peer Group Index are engaged in only some of the businesses in which the Company is engaged and some are also engaged in businesses in which the Company does not participate. The common stocks of the following companies have been included in the Peer Group Index: Comcast Corporation, Cox Communications, Inc. (through December 8, 2004, the last date on which its shares were publicly traded before the conclusion of a cash tender offer), The McGraw-Hill Companies, Inc., The News Corporation Limited, Viacom Inc., The Walt Disney Company and Yahoo! Inc. The chart assumes $100 was invested on January 12, 2001 in each of the Company’s Common Stock, the S&P 500 Index and the Peer Group Index and reflects reinvestment of dividends and distributions on a monthly basis and quarterly market capitalization weighting. The Company did not pay dividends during the period indicated.

Comparison of Cumulative Total Returns

Value at	Company Common Stock	Peer Group Index	S&P 500 Index
January 12, 2001	$100	$100	$100
June 30, 2001	110	94	93
December 31, 2001	67	78	88
June 30, 2002	31	67	77
December 31, 2002	27	65	69
June 30, 2003	33	77	77
December 31, 2003	37	87	88
June 30, 2004	37	85	92
December 31, 2004	40	93	98

Additional Information

As disclosed in the Company’s proxy statement in connection with the 2002 annual meeting of stockholders, during 2001, in connection with their acquisition of certain literary/production and intellectual property rights to prospective film projects from subsidiaries of the Company, entities wholly owned by Mr. Turner (“TTFP”) entered into arrangements with other subsidiaries of the Company relating to the distribution of these projects upon their completion. During 2002 and 2003, these subsidiaries promoted and distributed a completed project and have certain rights into the future. The Company’s subsidiaries are entitled to receive a fee and recoup their costs from the gross receipts of the project and/or from TTFP. In addition, effective January 1, 2003, an entity wholly owned by Mr. Turner entered into an arrangement with another subsidiary of the Company providing for the administration of the musical compositions from these film projects and for payment to the Company subsidiary for rendering these services. Mr. Turner’s son and son-in-law each indirectly owns minority interests in the acquisition company that in 2004 acquired an approximately 90% ownership interest in the Company’s winter sports teams and the operating rights to Philips Arena.

Mr. Parsons, Chairman and Chief Executive Officer of the Company, employs a personal assistant to perform responsibilities that are both personal and occasionally business-related who uses a small office at the Company’s facilities. For 2004, Mr. Parsons paid the Company $16,038 for the use of this space, based on the Company’s cost. Kenneth J. Novack, a director of the Company, is Senior Counsel to the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC. Mintz Levin was retained by the Company during 2004. Fees paid to Mintz Levin were less than 5% of the firm’s gross revenues for its last fiscal year.

Certain Litigation.    As of March 2005, eleven shareholder derivative actions have been filed. Three have been filed in New York State Supreme Court for the County of New York, four have been filed in the United States District Court for the Southern District of New York and four have been filed in the Court of Chancery of the State of Delaware for New Castle County. These suits name certain current and former officers and directors of the Company as defendants, as well as the Company as a nominal defendant. The complaints allege that the defendants breached their fiduciary duties by causing the Company to issue corporate statements that did not accurately represent that America Online had declining advertising revenues, that the AOL-TW Merger was not generating the synergies anticipated at the time of the announcement of the AOL-TW Merger, and that the Company inappropriately delayed writing down more than $50 billion of goodwill, thereby exposing the Company to potential liability for alleged violations of federal securities laws. The lawsuits further allege that certain of the defendants improperly sold their personal holdings of Company securities. The lawsuits request that all proceeds from any improper sales of the Company’s Common Stock, all expenses incurred by the Company as a result of the defense of certain shareholder class actions discussed below, and any improper salaries or payments be returned to the Company. On May 2, 2003, the three lawsuits filed in New York State Supreme Court were dismissed on forum non conveniens grounds and plaintiffs’ time to appeal has expired. The Company intends to defend against the lawsuits vigorously. The Company is unable to predict the outcome of the cases or reasonably estimate a range of possible loss.

In addition, as of March 2005, over 40 shareholder class action and individual lawsuits have been filed against one or more of the Company, certain current and former executives of the Company and certain current and former directors of the Company, among other defendants, claiming, among other things, violations of federal and state securities laws based on claims similar to those made in the shareholder derivative actions discussed above. During 2004, the Company’s accounting and financial dis-

closure practices were the subject of investigations by the SEC and the U.S. Department of Justice, both of which have now been settled. These matters, including the terms of the settlements of the government investigations, are discussed in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”). In connection with the SEC’s investigation, Mr. Pace, Executive Vice President and Chief Financial Officer of the Company, also reached a settlement with the SEC pursuant to which he agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws; however, he is not subject to any suspension, bar or penalty.

The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. The Company has purchased insurance that covers its directors and officers for liabilities incurred by them in their capacities as directors and officers of the Company and its subsidiaries. Under this insurance program, the Company is reimbursed for payments made to directors or officers as required or permitted by the indemnification provisions of the Company’s

By-laws and Delaware law. This insurance also provides coverage under certain circumstances to individual directors and officers if they are not indemnified by the Company. The insurance coverage has certain exclusions including, but not limited to, acts determined to be deliberately criminal or fraudulent, or which have resulted in personal profit or advantage to which the individual was not legally entitled. As part of the Company’s indemnification obligation, the Company, or its insurer, has advanced and will continue to advance certain attorneys’ fees and expenses incurred by officers and directors in connection with various litigation and proceedings, including the derivative litigation described above, the securities class-action lawsuits and the government investigations and other matters described in the 2004 Form 10-K. Certain executive officers and directors have retained their own counsel with respect to these matters and others are represented by the Company’s counsel. As of December 31, 2004, the Company, or its insurer, has advanced the following amounts for the representation of individual executive officers and directors: Mr. Cappuccio, $57,282 in 2004; Mr. Case, $6,588 in 2002, $913,569 in 2003 and $582,616 in 2004; Mr. Gilburne, $132,963 in 2002, $238,114 in 2003 and $294,332 in 2004; Mr. Novack, $569,446 in 2003 and $583,942 in 2004; and Mr. Turner, $373,495 in 2003 and $562,762 in 2004.

COMPANY PROPOSALS

PROPOSAL ONE: Election of Directors

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the Annual Meeting the following slate of 15 nominees. Except for Ms. Einhorn and Ms. Wright, each of the nominees is currently serving as a director of the Company and was elected by the stockholders at the Company’s 2004 annual meeting of stockholders. The nominations of Ms. Einhorn and Ms. Wright to the Board resulted from a search, led by the Nominating and Governance

Committee, to identify potential candidates with strong backgrounds in finance and to enhance the Board’s diversity, in addition to satisfying the other criteria for Board membership discussed above. As part of this Committee-led search, the Committee solicited names of potential candidates from other directors, members of management and outside advisors. The Committee received suggestions from all of these sources, and Ms. Einhorn was initially recommended to the Nominating and Governance Committee by a non-management director of the Company and Ms. Wright was initially recommended by Mr. Parsons, the Company’s Chairman and Chief Executive Officer. The number of directors constituting the Board of Directors will be increased to 15 in conjunction with their nomination and election to the Board.

Information about these directors is provided above under the heading “Directors.” The persons named in the enclosed proxy intend to vote such proxy for the election of each of the 15 nominees named below, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees. The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

The Board of Directors recommends a vote FOR the election of the 15 director nominees listed below.

James L. Barksdale

Stephen F. Bollenbach

Stephen M. Case

Frank J. Caufield

Robert C. Clark

Jessica P. Einhorn

Miles R. Gilburne

Carla A. Hills

Reuben Mark

Michael A. Miles

Kenneth J. Novack

Richard D. Parsons

R.E. Turner

Francis T. Vincent, Jr.

Deborah C. Wright

Vote Required for Approval

A plurality of the votes duly cast by the holders of Common Stock, Preferred Stock and Series LMCN-V Stock, voting together, is required for the election of directors.

PROPOSAL TWO: Ratification of Appointment of Independent Auditors

The Audit and Finance Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for 2005 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditors since the AOL-TW Merger in 2001 and both America Online and Historic TW and their subsidiaries as independent auditors for many years prior to that. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required for Approval

Stockholder approval is not required for the appointment of Ernst & Young LLP, since the Audit and Finance Committee of the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for approval at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not approve the appointment.

The Board of Directors recommends a vote FOR approval of the appointment of Ernst & Young LLP as independent auditors.

STOCKHOLDER PROPOSAL

PROPOSAL THREE: Proposal Regarding Pay Comparison

Christian Brothers Investment Services, Inc., 90 Park Avenue, New York, New York 10016, the beneficial owner of 913,400 shares of Common Stock, joined by four other organizations whose names, addresses and stockholdings will be provided by the Company upon request, have advised the Company that they intend to propose a resolution at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

WHEREAS, increasingly, shareholders, the government, citizens and public interest groups are greatly concerned about the growth in compensation packages for top executives at certain U.S. corporations. These packages have increased the pay gap between the highest and lowest paid employees and weakened the connection between corporate performance and executive compensation.

We believe that pay for the highest-level executives has become excessive, that management is frequently rewarded regardless of performance, and that CEOs receive exorbitant pay and bonuses while jobs are being cut and outsourced to reduce costs and boost share prices. It is our belief that executive compensation systems should provide a CEO with the incentive to build a successful, sustainable company, that prosperity should be shared broadly within the company and that profitability should (sic) directed toward providing employment security and stability.

According to a study released in 2004 by United for a Fair Economy, the disparity between CEO and worker pay is growing. While CEO pay once bore a reasonable relationship to the pay of the average worker, the gap now stands at 300-to-1 in 2003, up from 282-to-1 in 2002.

In an effort to narrow the gap, Whole Foods Market prevents any executive, including CEO John Mackey, from earning an amount in salary and bonus that’s more than 14 times what the average worker makes. Mackey said, “We have a philosophy of shared fate, that we’re in this together.” (Wall Street Journal, April 12, 2004).

We believe that the contribution of employees is essential to corporate growth, both the executive and the workers should share in that success. There is a need to restore some measure of proportionality to the relative levels of compensation received by each.

William McDonough, chairman of the US public company accounting oversight board urged compensation committees to review executive pay and said good bosses did not need to be paid exorbitant salaries: “There are lots of fine people in America … who would be happy to be CEOs at more rational levels of income.” (CFO.com, March 1, 2004).

RESOLVED:    shareholders request the Board’s Compensation Committee to initiate a review of our company’s executive compensation policies and to make available, upon request, a report of that review by January 1, 2006 (omitting confidential information and processed at a reasonable cost). We request the report include:

1.	A comparison of the total compensation package of top executives and our company’s lowest paid workers in the United States in July 1995 and July 2005.

2.	An analysis of changes in the relative size of the gap between the two groups and the rationale justifying this trend.

3.	An evaluation of whether our top executive compensation packages (including, but not limited to, options, benefits, perks, loans and retirement agreements) are “excessive” and should be modified.

4.	An explanation of whether the issues of sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of executive pay to “to more reasonable and justifiable levels.”

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors appreciates the proponents’ concern about the difference in pay of the highest and lowest paid employees in the largest U.S. corporations. The Board believes, however, that the Company has adopted an overall compensation system that is appropriate in light of the Company’s need to attract, retain, and motivate talented employees at every level of the organization. Further, the proposal would not be effective in addressing the underlying issue raised by the proponents; indeed, the proposal would be potentially misleading and an inefficient use of the Company’s resources. A nearly identical proposal was presented to stockholders at the Company’s 2003 and 2004 annual meetings, where more than 91% of the shares voted at each meeting were voted against the proposal.

The Company’s compensation program for employees at all levels of the organization is based principally upon two factors: market competition and performance. The Company seeks to provide compensation packages that will retain and attract employees throughout the organization, in competition with what other firms are paying for comparable positions. The Company uses market surveys, among other tools, to determine the appropriate compensation levels. The Company also seeks to provide incentives and rewards for performance, through a combination of one or more of the following: merit-based increases in salary, performance-driven cash bonuses, and equity-based awards that align employees’ interests with those of stockholders.

The Company has established a number of specific measures to manage executive compensation. First, the Compensation and Human Development Committee, which is composed entirely of independent directors, is responsible for establishing the compensation for the Company’s senior executives. Second, for more than three years, the Committee has retained an independent compensation consultant—who reports directly to the Committee—to provide advice on executive compensation matters. Third, in determining compensation, the Committee considers compensation provided to individuals in similar positions at peer companies. The Committee carefully considers, in consultation with its independent consultant, which companies should be included in these peer groups. Fourth, the Committee has approved a compensation program for senior executives that is tied closely to the performance of the Company’s businesses, including specific financial and other business goals for each executive. Fifth, the Committee also reviews employment agreements and benefits provided to the Company’s senior executives.

The Company employs these specific safeguards in connection with its regular review of its executive compensation program, including taking steps to address concerns that have been raised about executive compensation in general in the private sector. The Compensation and Human Development Committee has adopted a compensation program for senior executives that provides a balanced mix of base salary, performance-based cash bonus, and an equity award (utilizing a combination of options and restricted stock or restricted stocks units). In addition, since January 2003, the Board of Directors has required the Company’s senior executives to comply with stock ownership and retention guidelines, which further ensure that management’s interests will be properly aligned with those of the Company’s stockholders. The Board and the Compensation and Human Development Committee will continue to evaluate and, if necessary, modify the policies to make sure that executive compensation is appropriate in light of the competitive marketplace and the Company’s performance.

In the Company’s view, the proposal is misdirected, not only because the Company has already taken appropriate steps to manage compensation in general (and executive compensation in particular), but also because it fails to address the proponents’ underlying concern, which is the perceived “excessive” compensation of the executive officers of large U.S. corporations. This is not a company-specific concern, but rather relates to broader trends affecting many companies and industries. Even if the proposal were adopted, it would not affect the underlying fact that the Company needs to pay its employees at a competitive rate, and that the current market environment requires different pay levels for different positions.

Furthermore, the Company believes that the report requested by the proposal would not prove useful to stockholders. First, the Company already presents information about its executive officers’ compensation, its practices, and its compensation philosophy in its annual proxy statement. Second, in light of the Company’s structural changes over the past ten years, the Company also believes that a comparison of compensation over time would not prove feasible or meaningful. The Company is a product of numerous combinations and acquisitions. It is unclear which of the corporate predecessors could or should be included. Third, the proposal does not make clear enough which executives or workers should be included. The proposal does not specify which “top executives” the proponents would have the Committee include and whether to include the Company’s part-time employees or independent contractors among the “lowest-paid workers.” Fourth, and perhaps most fundamentally, the requested comparison would not provide meaningful information about the appropriateness of the Company’s compensation structure, because it would ignore a fundamental and necessary factor in shaping the Company’s compensation system: the competitive environment for talented employees at all levels of the organization. Because the proposal overlooks the difficulties of preparing the requested report and any such report would not provide particularly meaningful information to stockholders, the Company believes that undertaking such a review and report is not an effective use of its resources.

The Board of Directors believes that the Company responsibly determines appropriate compensation levels for its employees, and that the proposal is not in the best interests of the Company and its stockholders. Therefore, it recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock and Preferred Stock, voting together, is required to adopt this proposal.

VOTING AT THE ANNUAL MEETING

Voting at the Annual Meeting; Record Date

Only holders of record of the Company’s voting stock at the close of business on March 24, 2005, the record date, are entitled to notice of and to vote at the Annual Meeting. At that time, the number of shares entitled to vote and their voting rights were:

•	4,503,706,808 shares of Common Stock, par value $.01 per share (“Common Stock”), each of which is entitled to one vote on all matters properly submitted at the Annual Meeting;

•	96,315,431 shares of Series LMCN-V Common Stock, par value $.01 per share, each of which is entitled to 1/100 of a vote on the election of directors; and

•	One share of Series A Mandatorily Convertible Preferred Stock, par value $.10 per share (“Preferred Stock”), which is entitled to 134,245,006 votes on all matters properly submitted at the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

Required Vote

•	A plurality of the votes duly cast is required for the election of directors.

•	The affirmative vote of a majority of the votes duly cast by the holders of Common Stock and Preferred Stock, voting together, is required to approve the other matters to be acted upon at the Annual Meeting.

An abstention is deemed “present,” but is not deemed a “vote cast.” As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Broker “non-votes” and the shares with respect to which a stockholder abstains are included in determining whether a quorum is present.

Proxies and Voting Procedures

Proxies.    All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. No stockholder of record may appoint more than three persons to act as his or her proxy at the Annual Meeting.

Voting on Other Matters.    If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company’s By-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting Methods—Internet, Telephone or Mail.    Most stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

Revoking a Proxy.    Any stockholder of record may revoke a proxy at any time before it is voted by:

(i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares; or

(ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Corporate Secretary, or hand delivered to the Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted electronically through the Internet or by telephone, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

Stockholders Sharing the Same Address; Householding

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Time Warner Inc. 2004 Financial Information and Time Warner Annual Review 2004 (which together constitute the Annual Report to Stockholders) may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 1-866-INFO-TWX, by e-mail to: ir@timewarner.com or by mail to: Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Investor Relations. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 2004, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that due to a typographical error, a Form 4 filed in February 2003 on behalf of Mr. Kenneth Novack, a director of the Company, underreported by 1,000 the number of options transferred to Mr. Novack as a distribution required by the terms of an irrevocable trust established by Mr. Novack; an amended Form 4 was filed on January 11, 2005.

OTHER PROCEDURAL MATTERS

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of- pocket expenses in connection with such solicitation. The Company has retained D.F. King & Co., Inc. at an estimated cost of $18,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Procedures for Submitting Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be included for the 2006 Annual Meeting, stockholder proposals must be received by the Company no later than December 7, 2005, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.    In addition, the Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2006 Annual Meeting, such a proposal must be received by the Company on or after January 20, 2006 but no later than February 19, 2006. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

Procedures for Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Governance Committee.     If a stockholder would like the Nominating and Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit a proper and timely request as follows:

•	Timing. The stockholder should notify the Nominating and Governance Committee by no later than September 1 of the year prior to the annual stockholders meeting at which the candidate would seek to be elected.

•	Information. In notifying the Committee, the stockholder should provide the following information to the Committee:

➢	The name and the address of the stockholder making the submission and the name, address, telephone number and social security number of the candidate to be considered.

➢	The class or series and number of shares of the Company’s stock that are beneficially owned by the stockholder making the submission, a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the candidate to serve as a director of the Company if so elected.

➢	A copy of the candidate’s resume and references.

➢	An analysis of the candidate’s qualifications to serve on the Board of

Directors and on each of the Board’s committees in light of the criteria set forth in the By-laws, Corporate Governance Policy, and the Nominating and Governance Committee’s Policy Statement Regarding Director Nominations (including all regulatory requirements incorporated by references therein).

•	Address. The foregoing information should be submitted to the Nominating and Governance Committee through the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

Stockholder Nominations Submitted to Stockholders.    The Company’s By-laws provide that stockholders may nominate persons for election as directors at the Company’s stockholders meeting by giving timely written notice to the Company containing required information. The Company’s By-laws require that, to be timely and proper, notice of a nomination by a stockholder must be delivered to or mailed to and received at the Company’s principal executive offices as follows:

•	Annual Stockholders Meetings. For elections to be held at an annual meeting of the stockholders, at least 90 days and no more than 120 days before the first anniversary of the date of the annual meeting of stockholders for the prior year. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of such meeting is first publicly announced.

•	Special Stockholders Meetings. For elections that are going to take place at a special meeting of the stockholders, no earlier than the 90th day before the special meeting and no later than the close of business on the later of the 60th day before the special meeting or the 10th day after the day on which the date of the special meeting and the names of the nominees to be elected at the meeting are first publicly announced.

•	Other Circumstances. Additionally, if the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board at least 90 days before the first anniversary of the date of the prior year’s annual meeting, a stockholder’s notice will also be timely with respect to nominees for any new positions if it is delivered to or mailed to and received by the Company not later than the 10th day after the public announcement is made.

•	Information. The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

Address.    All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at One Time Warner Center, New York, NY 10019-8016.

Communicating with the Board of Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. Pursuant to that process, stockholders, employees and others interested in communicating with the Chairman and CEO should write to the address below:

Richard D. Parsons

Chairman and CEO

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

Those interested in communicating directly with the Board, any of the Board’s committees, the non-employee directors as a group or any individual non-employee director should write to the address below:

[Name of Addressee]

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

General

The Board of Directors does not currently know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF

DIRECTORS,

PAUL F. WASHINGTON

    Secretary

April 4, 2005

TWX-PS-05

PROXY

TIME WARNER INC.

Proxy Solicited on Behalf of the Board of Directors of Time Warner Inc. for the Annual Meeting on May 20, 2005

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and Wayne H. Pace, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Friday, May 20, 2005, and any adjournment thereof, and to vote on the matters indicated all the shares of Common Stock which the undersigned would be entitled to vote if personally present. This card shall also serve, if applicable, as a voting instruction to EquiServe, as exchange agent, to vote on the matters indicated with respect to shares of Common Stock that the undersigned is entitled to receive upon exchange by the undersigned of certificates formerly representing shares of common stock of America Online, Inc. or Historic TW Inc. (formerly named Time Warner Inc.) as a result of their merger.

Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope or submit your proxy by telephone or the Internet.

Continued and to be signed on reverse side

TIME WARNER INC.

c/o EQUISERVE TRUST COMPANY N.A.

P.O. Box 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-By-Internet

[graphic of computer]

Log on to the Internet and go to

http://www.eproxyvote.com/twx

By midnight (eastern time) on May 19, 2005

OR

Vote-By-Telephone

[graphic of telephone]

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

by midnight (eastern time) on May 19, 2005

If you vote over the Internet or by telephone, please do not mail your card.

THANK YOU FOR VOTING.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed, FOR proposal 2 and AGAINST proposal 3.

The Board of Directors recommends a vote FOR all nominees in Item 1 and FOR proposal 2.

1. Election of Directors.

Nominees: (01) James L. Barksdale, (02) Stephen F. Bollenbach, (03) Stephen M. Case, (04) Frank J. Caufield, (05) Robert C. Clark, (06) Jessica P. Einhorn, (07) Miles R. Gilburne, (08) Carla A. Hills, (09) Reuben Mark, (10) Michael A. Miles, (11) Kenneth J. Novack, (12) Richard D. Parsons, (13) R.E. Turner, (14) Francis T. Vincent, Jr. and (15) Deborah C. Wright.

FOR ALL NOMINEES    / /

WITHHELD FROM ALL NOMINEES    / /

/ /

For all nominees except as noted above

2. Ratification of Auditors.        FOR / /        AGAINST / /        ABSTAIN / /

The Board of Directors recommends a vote AGAINST proposal 3.

3. Stockholder proposal regarding pay comparison.        FOR / /        AGAINST / /         ABSTAIN / /

4. In their discretion, upon such other matters as may properly come before the meeting.

***If you wish to submit your proxy by telephone or Internet, see the instructions above.***

MEETING ATTENDANCE

Please mark this box to register to attend the Meeting. / /

Please mark this box if you have indicated an address change. / /

Signature             Date:             Signature              Date:

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please mark, sign and date this Proxy and return it promptly using the enclosed reply envelope.

PROXY

TIME WARNER INC.

Proxy Solicited on Behalf of the Board of Directors of Time Warner Inc. for the Annual Meeting on May 20, 2005

The undersigned hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and Wayne H. Pace, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Friday, May 20, 2005, and any adjournment thereof, and to vote on the matters indicated all the shares of Series LMCN-V Common Stock which the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed in item 1.

Name of Holder

Number of Shares

The Time Warner Inc. Board of Directors recommends a vote FOR all nominees in item 1.

1. Election of Directors for terms expiring in 2006 – James L. Barksdale, Stephen F. Bollenbach, Stephen M. Case, Frank J. Caufield, Robert C. Clark, Jessica P. Einhorn, Miles R. Gilburne, Carla A. Hills, Reuben Mark, Michael A. Miles, Kenneth J. Novack, Richard D. Parsons, R. E. Turner, Francis T. Vincent, Jr. and Deborah C. Wright, nominees.

FOR ` WITHHELD `

` FOR, except vote withheld from the following nominee(s):

2. In their discretion, upon such other matters as may properly come before the meeting.

Please check this box to register to attend the meeting. `

Signature(s)

Note: Please sign exactly as name appears hereon. When signing as attorney, officer, administrator or trustee, please give full title as such.

Date

PROXY

TIME WARNER INC.

Proxy Solicited on Behalf of the Board of Directors of Time Warner Inc. for the Annual Meeting on May 20, 2005

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and Wayne H. Pace, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Friday, May 20, 2005, and any adjournment thereof, and to vote on the matters indicated all the shares of Series A Mandatorily Convertible Preferred Stock which the undersigned would be entitled to vote if personally present.

Please mark, sign and date this Proxy Card below and return it promptly using the enclosed reply envelope.

Name of Holder

1

Number of Shares

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed, FOR proposal 2 and AGAINST proposal 3.

The Board of Directors recommends a vote FOR all nominees in Item 1 and FOR proposal 2.

1. Election of Directors.

Nominees: (01) James L. Barksdale, (02) Stephen F. Bollenbach, (03) Stephen M. Case, (04) Frank J. Caufield, (05) Robert C. Clark, (06) Jessica P. Einhorn, (07) Miles R. Gilburne, (08) Carla A. Hills, (09) Reuben Mark, (10) Michael A. Miles, (11) Kenneth J. Novack, (12) Richard D. Parsons, (13) R.E. Turner, (14) Francis T. Vincent, Jr. and (15) Deborah C. Wright.

FOR ALL NOMINEES / /

(except as marked to the contrary)

WITHHOLD AUTHORITY / /

to vote for all nominees

/ / For, except vote withheld from the following nominee(s):

2. Ratification of Auditors. FOR / /        AGAINST / /        ABSTAIN / /

The Board of Directors recommends a vote AGAINST proposal 3.

3. Stockholder proposal regarding pay comparison. FOR / /        AGAINST / /        ABSTAIN / /

4. In their discretion, upon such other matters as may properly come before the meeting.

MEETING ATTENDANCE

Please mark this box to register to attend the Meeting. / /

Signature              Signature              Date:

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Draft

3/23/05

SUBMIT YOUR CONFIDENTIAL VOTING INSTRUCTIONS

BY TELEPHONE, INTERNET OR MAIL

You may send your voting instructions to the Trustee over the telephone, on the Internet or by mail, as follows:

By telephone: dial 1-800-597-7657 from a touch tone phone in the United States, Canada or Puerto Rico, 24 hours a day, 7 days a week. There is NO CHARGE to you for this call. Follow the prompts.

By Internet: visit the website at www.401kproxy.com and follow the instructions.

By mail: complete and return the instruction card set out below.

You must provide instructions to the Trustee by May 17, 2005 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 5:00 p.m. (eastern time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by May 17, 2005. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote your interests as required by the terms of the Plans and described on the reverse side of the card.

please fold and detach card at perforation before mailing

SUBMIT YOUR INSTRUCTIONS BY TELEPHONE OR INTERNET

QUICK**** EASY**** IMMEDIATE

INTERNET VOTING: www.401kproxy.com

TOUCH TONE TELEPHONE VOTING: 1-800-597-7657

TIME WARNER SAVINGS PLAN

TIME WARNER THRIFT PLAN

TWC SAVINGS PLAN

BOOKSPAN SAVINGS PLAN

CONFIDENTIAL VOTING INSTRUCTIONS

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Inc. Annual Meeting on May 20, 2005.

Under the provisions of the Trusts relating to these Plans, Fidelity Management Trust Company (“Fidelity”), as Trustee, is required to request your confidential instructions as to how your proportionate interest in the shares of Time Warner Common Stock held in the Time Warner Common Stock fund under those Plans (an “interest”) is to be voted at the Annual Meeting of Stockholders scheduled to be held on May 20, 2005. Your instructions to Fidelity will not be divulged or revealed to anyone at Time Warner Inc. If Fidelity does not receive your instructions on or prior to 5:00 p.m. (eastern time) on May 17, 2005, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) and the WCI Employee Stock Ownership Plan (“WCI ESOP”) will not be voted and (b) the remainder of your Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants’ interests in each such respective Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts).

Date

(CONTINUED ON REVERSE SIDE)

Signature(s)

This instruction card must be signed exactly as name appears hereon.

The undersigned hereby instructs Fidelity, as Trustee, to vote as follows by proxy at the Annual Meeting of Stockholders of Time Warner Inc. to be held on May 20, 2005, and at any adjournment thereof, the undersigned’s proportionate interest in the shares of Time Warner Common Stock held in the Time Warner Common Stock fund under each of the Plans.

1. Election of Directors for terms expiring in 2006 – (01) James L. Barksdale, (02) Stephen F. Bollenbach, (03) Stephen M. Case, (04) Frank J. Caufield, (05) Robert C. Clark, (06)Jessica P. Einhorn, (07)Miles R. Gilburne, (08) Carla A. Hills, (09) Reuben Mark, (10) Michael A. Miles, (11) Kenneth J. Novack, (12) Richard D. Parsons, (13) R.E. Turner, (14) Francis T. Vincent, Jr. and (15) Deborah C. Wright, nominees.

FOR `        WITHHELD `

` FOR, except vote withheld from the following nominee(s):

2. Ratification of Auditors.

FOR ` AGAINST ` ABSTAIN `

3. Stockholder proposal regarding pay comparison.

FOR ` AGAINST ` ABSTAIN `

4. To grant discretionary voting authority to management persons regarding such other matters as may properly come before the meeting.

Please check this box to register to attend the meeting. `

PLEASE SIGN AND DATE ON REVERSE SIDE